Exhibit 99.2

ADDITIONAL INFORMATION RELATING TO THE PROVINCE 1

[1]	Any dollar amounts in Exhibit 99.2 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

IX

X

Province of Ontario’s Location in Canada

Province of Ontario’s Location in the World

OVERVIEW

Area and Population:

The Province of Ontario covers an area of approximately 1,076,395 square kilometers (415,598 square miles), about 10.8% of Canada, and is about 11% as large as the United States. The estimated population of Ontario on July 1, 2025 was 16.3 million, or 39.0% of Canada’s population of 41.7 million. Since 2005, Ontario’s population increased at an average annual rate of 1.7%, slightly faster than Canada’s 1.6%. Although it constitutes only 12% of the area of the Province, southern Ontario is home to approximately 94.6% of its population (as of July 1, 2024). The population of the Greater Toronto Area, the most populous metropolitan area in Canada, was estimated to be 7.7 million on July 1, 2024.

Government:

Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.

The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the Legislative Assembly. The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party. The Legislative Assembly consists of 124 seats, each representing a specified territorial division of the Province, and is elected for a four-year term. A dissolution of the Legislative Assembly prior to the end of the four- year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

The last Provincial election was held on February 27, 2025. The Progressive Conservative Party currently has 79 seats in the Legislative Assembly, the New Democratic Party of Ontario has 27 seats, the Ontario Liberal Party of Ontario has 14 seats, the Green Party of Ontario has 2 seats, there are 2 Independent seats and there are 0 vacant seats. The current government of the Province is formed by the Progressive Conservative Party.

Constitutional Framework:

Canada is a federation and its constitution establishes the division of responsibilities between the federal and provincial levels of government. Each provincial government and the federal government has supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

The federal government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights, and natural resources.

Operational Framework:

Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi- independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some entities have borrowed in their own names in various capital markets, such as Ontario Hydro prior to its restructuring in April 1999, but this practice has become less common.

Implications for Provincial Financial Statements:

The provincial government’s delivery of services in areas such as health, postsecondary education and social assistance has been supported by transfer payments from the federal government, often established through federal-provincial agreements. In fiscal year 2024-25, approximately 16.2% of the Province’s revenue came from federal transfers.

Federal-provincial funding arrangements can be complex and extensive, involving financial relationships between the Province, the federal government and provincially-created organizations. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province. The performance of organizations controlled by the Province, such as Government Business Enterprises (GBEs), hospitals, school boards and colleges, has a direct impact on the Province’s financial results. For example, as at March 31, 2025, approximately 25.0% (2024, 23.3%) of the Financial Assets of the Province is attributed to GBEs.

Foreign Relations:

The Province has no direct diplomatic relations with foreign countries but has developed a high degree of international activity in order to facilitate investment in Ontario.

The Budget and Quarterly Reporting:

The Fiscal Sustainability, Transparency and Accountability Act, 2019 (the FSTAA) sets out guidelines for public reporting of the fiscal plan. It requires that the Ontario Minister of Finance (“Minister”) release an annual budget that outlines a multi-year fiscal plan. In addition, it requires the Minister to release a mid-year review of the fiscal plan, known as the Ontario Economic Outlook and Fiscal Review. Each fiscal year, the Minister must release interim updates in the Summer and Winter on Ontario’s revenues and expenses for the current year. Finally, the FSTAA, among other things, also requires that quarterly information about Ontario’s economic accounts be released to the public.

Recent Developments:

Key investments since the 2025–26 First Quarter Finances include:

•	$369.5 million to address rising home care service volumes and to support the expansion and sustainability of the Hospital to Home (H2H) program;

•	$99.3 million to support evacuation services for First Nation communities affected by spring flooding and wildland fires;

•	$90.0 million to meet requirements for wildfire management and suppression activities for the 2025 fire season, which saw a 300 per cent increase in hectares burned compared to 2024;

•	$30.0 million to support the forestry sector’s competitiveness in the face of U.S. softwood lumber duties and the threat of tariffs;

•

$10.0 million to increase funding for the Fire Protection Grant to help municipal fire departments expand cancer prevention initiatives, improve responses to lithium-ion battery-related incidents, and support upgrades such as enhanced broadband and internet connectivity;

•	$2.2 million to support the completion of The Corleck, a new cultural venue located on Toronto’s waterfront that is being developed by the Canada Ireland Foundation;

•

$1.0 million to commemorate the 50th Anniversary of the Franco–Ontarian Flag by supporting events that recognize the unique contribution of Francophones to Ontario and promote their cultural and economic growth; and

•

$5.8 million in other changes, primarily due to investments in infrastructure supports to restore research capacity and environmental sustainability to Agricultural Research and Innovation Ontario, to expand the Charles H. Best Diabetes Centre in Whitby, and to support the Gairdner Awards by the Gairdner Foundation.

Additionally, the Contingency Fund has been increased by an additional $2.0 billion to support greater flexibility in the fiscal plan to help protect against unforeseen changes and mitigate expense risks and for compensation settlements.

Interest and other debt servicing charges is projected to be $16.2 billion , consistent with the forecast in the 2025–26 First Quarter Finances and the 2025 Budget.

In addition, the Province is monitoring ongoing proceedings before the Pay Equity Hearings Tribunal implicating certain long-term care homes with proxy pay equity orders. Such proceedings are likely to result in materially increased costs for the long-term care homes subject to such proceedings as well as for other long-term care homes and broader public sector organizations with proxy pay equity orders. In addition, the Tribunal is considering retroactive pay equity differences since 2006, which are likely to be material.

PUBLIC DEBT

Publicly Held Debt Summary:

Publicly held debt is debt issued to the general public. As at March 31, 2025, the total publicly held debt issued was $472,175 million, $405,186 million of which was issued in Canadian dollars (includes $22,189 million of treasury bills), $47,482 million in U.S. dollars, $11,794 million in euros, $1,056 million in Swiss francs and $6,657 million in other currencies. The above Canadian dollars includes Ontario bonds of $10,161 million and Ontario treasury bills of $2,388 million held by the Province in investments and cash equivalents.

From April 1, 2025 through December 12, 2025, the Province announced public offerings of bonds and notes totaling approximately CAD 39.9 billion, of which CAD 39.9 billion were for provincial purposes. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2025 to December 12, 2025.

Debt Issuances since 2024-25 - Fiscal Year End (from April 1, 2025 to December 12, 2025)

DEBT ISSUED BY THE PROVINCE FOR PROVINCIAL PURPOSES

Series	Issue (Settlement) Date	Maturity Date	Coupon (%+bp)	Funds	Principal (in millions)	References
DMTN269	April 10, 2025	June 2, 2035	3.600	Canadian$	1,250.0	(2) (6)
DMTN265	April 14, 2025	December 2, 2055	4.600	Canadian$	750.0	(2) (4)
DMTN269	April 17, 2025	June 2, 2035	3.600	Canadian$	750.0	(2) (6)
DMTN269	April 24, 2025	June 2, 2035	3.600	Canadian$	750.0	(2) (6)
DMTN271	April 25, 2025	September 8, 2030	2.950	Canadian$	1,000.0	(2) (7)
DMTN265	April 29, 2025	December 2, 2055	4.600	Canadian$	600.0	(2) (4)
DMTN269	May 23, 2025	June 2, 2035	3.600	Canadian$	643.0	(2) (6)
DMTN269	May 23, 2025	June 2, 2035	3.600	Canadian$	357.0	(2) (6)
DMTN265	May 26, 2025	December 2, 2055	4.600	Canadian$	1,000.0	(2) (4)
DMTN272	May 29, 2025	December 2, 2056	4.450	Canadian$	750.0	(2) (8)
DMTN272	June 3, 2025	December 2, 2056	4.450	Canadian$	600.0	(2) (8)
DMTN269	June 9, 2025	June 2, 2035	3.600	Canadian$	1,000.0	(2) (6)
G97	June 11, 2025	June 11, 2035	4.850	USD$	2,000.0	(2) (12)
DMTN272	June 12, 2025	December 2, 2056	4.450	Canadian$	600.0	(2) (8)
DMTN271	June 25, 2025	September 8, 2030	2.950	Canadian$	1,000.0	(2) (7)
DMTN273	July 2, 2025	December 2, 2035	3.950	Canadian$	1,000.0	(2) (14)
EMTN128	July 3, 2025	July 3, 2035	3.250	EUR$	2,000.0	(3) (10)
DMTN272	July 16, 2025	December 2, 2056	4.450	Canadian$	750.0	(2) (8)
DMTN273	July 24, 2025	December 2, 2035	3.950	Canadian$	1,000.0	(2) (14)
EMTN129	July 30, 2025	July 30, 2035	1.018	Swiss Francs	390.0	(3) (9)
DMTN272	August 5, 2025	December 2, 2056	4.450	Canadian$	750.0	(2) (8)
EMTN130	August 18, 2025	August 18, 2055	3.750	EUR$	150.0	(3) (11)
DMTN273	August 21, 2025	December 2, 2035	3.950	Canadian$	750.0	(2) (14)
DMTN272	August 27, 2025	December 2, 2056	4.450	Canadian$	600.0	(2) (8)
DMTN268	September 2, 2025	February 3, 2034	3.650	Canadian$	1,000.0	(2) (5)
G98	September 4, 2025	September 4, 2030	3.900	USD$	3,000.0	(2) (13)
DMTN273	September 5, 2025	December 2, 2035	3.950	Canadian$	1,000.0	(2) (14)
DMTN272	September 10, 2025	December 2, 2056	4.450	Canadian$	750.0	(2) (8)
DMTN273	September 15, 2025	December 2, 2035	3.950	Canadian$	1,000.0	(2) (14)
DMTN272	September 23, 2025	December 2, 2056	4.450	Canadian$	600.0	(2) (8)
DMTN273	October 6, 2025	December 2, 2035	3.950	Canadian$	750.0	(2) (14)
DMTN272	October 15, 2025	December 2, 2056	4.450	Canadian$	750.0	(2) (8)
DMTN273	November 14, 2025	December 2, 2035	3.950	Canadian$	750.0	(2) (14)
DMTN274	November 19, 2025	November 19, 2030	CORRA + 41 bps	Canadian$	1,500.0	(1) (15)
DMTN267	November 19, 2025	October 7, 2054	4.100	Canadian$	600.0	(2) (17)
G99	November 20, 2025	November 20, 2035	4.450	USD$	2,000.0	(2) (16)
DMTN273	November 26, 2025	December 2, 2035	3.950	Canadian$	750.0	(2) (14)
DMTN272	December 4, 2025	December 2, 2056	4.450	Canadian$	750.0	(2) (8)

References

1.	Interest is paid quarterly;
2.	Interest is paid semi-annually;
3.	Interest is paid annually;
4.	DMTN265: During the fiscal year 2025-26, the Series DMTN265 was re-opened, bringing the total issue size to $12,250 million;
5.	DMTN268: During the fiscal year 2025-26, the Series DMTN268 was re-opened, bringing the total issue size to $2,250 million;
6.	DMTN269: During the fiscal year 2025-26, the Series DMTN269 was re-opened, bringing the total issue size to $7,250 million;
7.	DMTN271: During the fiscal year 2025-26, the Series DMTN271 was re-opened, bringing the total issue size to $3,500 million;
8.	DMTN272: During the fiscal year 2025-26, the Series DMTN272 was issued for a total of $6,900 million;
9.	EMTN129: The Province entered into currency exchange agreements that effectively converted 390 million of these Swiss Franc obligations to Canadian dollar obligations at an exchange rate of 1.71527;
10.	EMTN128: The Province entered into currency exchange agreements that effectively converted 2,000 million of these EUR dollar obligations to Canadian dollar obligations at an exchange rate of 1.58650;
11.	EMTN130: The Province entered into currency exchange agreements that effectively converted 150 million of these EUR dollar obligations to Canadian dollar obligations at an exchange rate of 1.60393;
12.	G97: The Province entered into currency exchange agreements that effectively converted 2,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.37134;
13.	G98: The Province entered into currency exchange agreements that effectively converted 3,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.38029;
14.	DMTN273: During the fiscal year 2025-26, the Series DMTN273 was issued for a total of $7,000 million;
15.	DMTN274: During the fiscal year 2025-26, the Series DMTN274 was issued for a total of $1,500 million;
16.	G99: The Province entered into currency exchange agreements that effectively converted 2,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.40109; and
17.	DMTN267: During the fiscal year 2025-26, the Series DMTN267 was re-opened, bringing the total issue size to $1,600 million.

ISSUES OF LONG TERM DEBT

For the year ended March 31, 2025

This schedule details the borrowing transactions during the year, which served to increase the outstanding debt of the Province. The year-end balance in the liability accounts is provided on the following pages together with some explanatory information.

Series	Interest Rate	Date of Maturity	Par value
	%		$
PUBLICLY HELD DEBT
PAYABLE IN CANADA IN CANADIAN DOLLARS
DMTN264	4	March 8, 2029	2,150,000,000
DMTN270	CORRA+44	February 21, 2030	1,500,000,000
DMTN271	2.95	September 8, 2030	1,500,000,000
DMTN263	4.1	March 4, 2033	1,250,000,000
DMTN268	3.65	February 3, 2034	1,250,000,000
DMTN262	4.15	June 2, 2034	8,250,000,000
DMTN266	3.8	December 2, 2034	7,500,000,000
DMTN269	3.6	June 2, 2035	2,500,000,000
DMTN267	4.1	October 7, 2054	1,000,000,000
DMTN260	4.15	December 2, 2054	1,500,000,000
DMTN265	4.6	December 2, 2055	9,900,000,000

			38,300,000,000

INCREASE IN PUBLIC DEBT CANADIAN DOLLAR BORROWING			38,300,000,000

ISSUES OF LONG TERM DEBT – Continued

For the year ended March 31, 2025

Series	Interest Rate	Date of Maturity	Par value
	%		$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS
ADI11	5.35	May 8, 2034	1,500,000,000

			1,500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.89668			1,345,015,735

PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS
G95	3.70	September 17, 2029	2,000,000,000
G96	4.70	January 15, 2030	3,000,000,000
G94	5.05	April 24, 2034	1,500,000,000

			6,500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.40234			9,115,200,000

INCREASE IN PUBLIC DEBT CANADIAN DOLLAR BORROWING			10,460,215,735

Series	Interest Rate	Date of Maturity	Par value
	%		$
Foreign exchange differences on translating foreign currency denominated debt into Canadian dollars			3,739,176,663
Adjustment for Consumer Price Index (CPI) for real return bonds			51,558,240

ISSUES OF PROVINCIAL PURPOSE DEBT			52,550,950,638

Net consolidation and other adjustments – Other Government Organizations			405,034,374
ISSUE OF PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS			52,955,985,012
Issues and/or revaluation of Debt for Ontario Electricity Financial Corporation			619,572,000

TOTAL ISSUES OF LONG-TERM DEBT			53,575,557,012

RETIREMENT OF LONG TERM DEBT

For the year ended March 31, 2025

Series	Interest Rate	Date of Maturity	Par value
	%		$
NON-PUBLIC DEBT
Canada Pension Plan Investment Board:
CPP712	5.32	April 2, 2024	40,000,000
CPP713	5.31	April 3, 2024	40,000,000
CPP714	5.31	April 4, 2024	50,000,000
CPP715	5.31	April 5, 2024	33,805,000
CPP716	5.62	May 3, 2024	180,000,000
CPP717	5.63	May 6, 2024	35,189,000
CPP718	5.63	June 3, 2024	25,259,000
CPP719	5.69	June 4, 2024	75,000,000
CPP720	5.75	June 7, 2024	125,000,000
CPP721	5.79	July 5, 2024	110,000,000
CPP722	5.72	July 8, 2024	47,309,000
CPP723	5.71	August 6, 2024	60,000,000
CPP724	5.6	August 9, 2024	44,180,000
CPP726	5.46	September 9, 2024	90,451,000
CPP727	5.35	October 1, 2024	23,513,000
CPP728	5.395	October 2, 2024	20,000,000
CPP729	5.35	November 1, 2024	30,000,000
CPP730	5.32	November 4, 2024	30,000,000
CPP731	5.3	November 5, 2024	41,700,000
CPP732	5.15	January 10, 2025	31,776,000

			1,133,182,000
Canada Mortgage and Housing Corporation:
CMHC	6.089	January 2, 2025	7,481,537

			7,481,537
RETIREMENT OF NON-PUBLIC DEBT			1,140,663,537

RETIREMENT OF LONG TERM DEBT

For the year ended March 31, 2025

Series	Interest Rate	Date of Maturity	Par value
	%		$
PUBLICLY HELD DEBT
PAYABLE IN CANADA IN CANADIAN DOLLARS
DMTN223	3.5	3-Jun-24	10,000,000,000
DMTN241	2.3	8-Sep-24	3,500,000,000
JB	9.4688	10-Jan-25	1,372,560

			13,501,372,560

RETIREMENT OF LONG TERM DEBT

For the year ended March 31, 2025

Series	Interest Rate	Date of Maturity	Par value
	%		$
ONTARIO SAVINGS BONDS
1995	Various	1-Mar-00	6,400
1996	Various	21-Jun-01	2,500
1997	Various	June 21, 2000 to June 21, 2004	11,700
1998	Various	June 21, 2001 to June 21, 2005	35,500
1999	Various	June 21, 2002 to June 21, 2006	5,800
2000	Various	June 21, 2003 to June 21, 2007	38,400
2001	Various	June 21, 2004 to June 21, 2008	10,300
2002	Various	June 21, 2005 to June 21, 2009	21,300
2003	Various	June 21, 2006 to June 21, 2010	26,800
2004	Various	June 21, 2007 to June 21, 2011	26,800
2005	Various	June 21, 2008 to June 21, 2012	75,000
2006	Various	June 21, 2009 to June 21, 2013	33,600
2007	Various	June 21, 2010 to June 21, 2014	69,900
2008	Various	June 21, 2011 to June 21, 2015	744,600
2009	Various	June 21, 2012 to June 21, 2016	690,900
2010	Various	June 21, 2013 to June 21, 2020	1,706,500
2011	Various	June 21, 2014 to June 21, 2021	194,800
2012	Various	June 21, 2015 to June 21, 2022	178,600
2013	Various	June 21, 2016 to June 21, 2023	310,200
2014	Various	June 21, 2017 to June 21, 2024	24,680,700
2015	Various	June 21, 2018 to June 21, 2025	58,300
2016	Various	June 21, 2019 to June 21, 2026	227,900
2017	Various	June 21, 2020 to June 21, 2027	507,300
2018	Various	June 21, 2021 to June 21, 2028	1,287,700
			30,951,500

TOTAL RETIREMENT OF CANADIAN DOLLAR DEBT			14,672,987,597

RETIREMENT OF LONG TERM DEBT

For the year ended March 31, 2025

PAYABLE IN GLOBAL MARKET IN CANADIAN DOLLARS

Series	Interest Rate	Date of Maturity	Par value
	%		$
G77	2.65	February 7, 2025	2,700,000,000

			2,700,000,000

PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS
G66	3.2	May 16, 2024	1,250,000,000

			1,250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 1.15634			1,445,420,000

PAYABLE IN AUSTRALIAN MARKET IN AUSTRALIAN DOLLARS
AUD3	4.25	August 22, 2024	350,000,000

			350,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 0.99993			349,975,000

PAYABLE IN EUROPEAN MARKET IN EUROS
EMTN110	1.875	May 31, 2024	1,750,000,000
EMTN114	0.375	June 14, 2024	1,500,000,000
EMTN111	0.875	January 21, 2025	1,250,000,000
			4,500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 1.61231			7,255,389,700

TOTAL RETIREMENT OF PUBLICLY HELD FOREIGN CURRENCY DEBT			11,750,784,700

RETIREMENT OF LONG TERM DEBT

For the year ended March 31, 2025

Series	Interest Rate	Date of Maturity	Par value
	%		$
Contribution to and return on Sinking Fund of School Board Trust Debt			33,864,635

RETIREMENT OF PROVINCIAL PURPOSE DEBT			26,457,636,932

RETIREMENT OF PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS			26,457,636,932
Retirement of Debt Issued for Ontario Electricity Financial Corporation			1,550,552,831

TOTAL RETIREMENT OF LONG-TERM DEBT			28,008,189,763

NET CHANGE IN SHORT TERM DEBT

For the year ended March 31, 2025

Series	Interest Rate	Date of Maturity	Par value
	%		$
Provincial purpose
Treasury bills			-374,566,000
U.S. Commercial Paper			5,433,220,225
Ontario Electricity Financial Corporation			5,058,654,225
Treasury bills			-3,773,000
Net Consolidation and other adjustments – Other Government Organization			31,670,155

TOTAL NET INCREASE/(DECREASE) IN SHORT-TERM DEBT			5,086,551,380

SUMMARY OF DEBT OUTSTANDING

As at March 31, 2025

	2025	2024
	$	$
Debt Issued for Provincial Purposes:
Canada Pension Plan Investment Board	6,325,564,000	7,458,746,000
Canada Mortgage and Housing Corporation (CMHC)	5,747,426	13,228,963
TOTAL NON-PUBLIC DEBT	6,331,311,426	7,471,974,963
Public Investors	432,250,649,162	404,951,855,784
Ontario Savings Bonds	70,227,500	101,179,000
Treasury Bills	22,002,745,000	22,377,311,000
U.S. Commercial Paper	5,433,220,225	—
TOTAL PUBLICLY-HELD DEBT	459,756,841,887	427,430,345,784
School Board Trust Debt	449,789,119	483,653,754
TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES	466,537,942,432	435,385,974,501
Net Consolidation and Other Adjustments	1,370,474,761	933,770,231
TOTAL PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS	467,908,417,193	436,319,744,732
Debt Issued for Ontario Electricity Financial Corporation (OEFC):
Public Investors	7,445,658,000	8,376,086,000
Treasury Bills	657,109,000	660,882,000
TOTAL DEBT ISSUED FOR OEFC	8,102,767,000	9,036,968,000
Direct OEFC Debt	2,944,647,965	2,945,200,797
TOTAL OEFC DEBT	11,047,414,965	11,982,168,797
TOTAL CONSOLIDATED DEBT	478,955,832,158	448,301,913,529
Less: Holdings of own Ontario Bonds and T-Bills	-12,548,912,000	-6,125,072,000
Less: Unamortized discounts, premiums and commissions	-4,363,045,712	-4,543,376,646
REVISED TOTAL CONSOLIDATED DEBT	462,043,874,446	437,633,464,883
Debt Issued for Investment Purposes*:
Ontario Power Generation Inc.	5,126,000,000	5,126,000,000
Hydro One Inc.	1,677,516,013	1,677,516,013
TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES	6,803,516,013	6,803,516,013

*	Debt Issued for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

SUMMARY OF DEBT OUTSTANDING - Concluded

As at March 31, 2025

The Canada Pension Plan Investment Board (CPPIB) invests funds in the Province of Ontario’s non-marketable securities. Effective July 1, 2005, under a side-letter agreement signed between the CPPIB and the Province, CPPIB offered the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund (CPPIF) that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture) at a rate based on capital market rates at the time of roll over.

The Canada Mortgage and Housing Corporation (CMHC) has accepted serial debentures issued by the Province in return for financing a significant proportion of the construction cost of Provincially owned waste control facilities. The interest rate is based on the rate for the Government of Canada long-term Canadian public borrowing cost at the time that the Corporation agreed to participate in the project. Debt includes $5.7 million of CMHC debt transferred from the Ontario Municipal Housing Corporation (OMHC) upon OMHC’s dissolution in FY2020–21.

The Province of Ontario has issued to public investors in the capital market bonds denominated in Canadian dollar, United States dollar, Australian dollar, Euro, Swiss franc, and UK pound sterling.

Ontario Savings Bonds (OSBs) were first issued in 1995. OSBs are retail bonds sold by the Province to the residents of Ontario. There are three types of bonds: Variable-Rate Bonds, Step-Up Bonds and Fixed-Rate Bonds. All are available with annual or compound interest. The issuance of new OSBs was discontinued in 2019.

Under the Treasury Bill financing program, non-interest bearing Treasury Bills, with various maturities up to three years, are sold by tender on a regular basis.

U.S. Commercial Paper issues are non-interest bearing debt with maturities up to 270 days.

A School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards. The Trust issued 30-year sinking fund debentures amounting to $891 million and $882 million of the proceeds was provided to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province. An annual transfer payment is made by the Ministry of Education to the Trust’s sinking fund under the School Board Operating Grant program to retire the debt over 30 years.

Net consolidation and other adjustments include third party debt issued by other government organizations after elimination of Provincial debt held by these organizations.

Debt Issued for OEFC: The Province, on behalf of Ontario Electricity Financial Corporation (OEFC), borrows from the Canada Pension Plan Investment Board and issues debentures and treasury bills in the public markets. The proceeds of all such borrowings are advanced to OEFC in exchange for bonds and short-term notes with like terms and conditions.

Debt issued for Investment Purposes: On April 1, 1999, under the Energy Competition Act, five corporations, together with their subsidiaries, were formed from the former Ontario Hydro. Ontario Power Generation Inc. (OPG) and Hydro One Inc. are two of these five corporations. In order for OPG and Hydro One Inc. to have capital structures competitive with those of other industry participants, the two companies entered into a debt-for-equity swap with the Province of Ontario. The Province assumed $8,885 million of the debt issued by the two corporations in exchange for $5,126 million in equity from OPG and $3,759 million in equity from Hydro One Inc. The change in the value of the debt issued for Hydro One Inc. is the result of proceeds from the sale of Hydro One shares in 2015-16, 2016-17, 2017-18 and 2019-20.

OUTSTANDING DEBT

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
DEBT ISSUED FOR PROVINCIAL PURPOSES
NON-PUBLIC DEBT
PAYABLE IN CANADA IN CANADIAN DOLLARS
To Canada Pension Plan Investment Board:
Year ending March 31
2026	2006	CPP	4.67 to 5.19	574,612,000
2031	2009	CPP	4.79	43,880,000
2032	2009	CPP	4.75	52,000,000
2036	2006-2014	CPP	3.41 to 4.73	725,953,000
2037	2007	CPP	4.50 to 4.76	351,269,000
2038	2008-2017	CPP	2.64 to 4.68	375,952,000
2039	2009	CPP	4.70 to 5.48	493,439,000
2040	2010-2012	CPP	4.36 to 5.03	1,179,395,000
2041	2011	CPP	4.20 to 4.86	799,613,000
2042	2012	CPP	4.23 to 4.56	954,179,000
2043	2013	CPP	3.36 to 3.62	775,272,000

				6,325,564,000	(3)

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
To Canada Mortgage and Housing Corporation:
Year ending March 31
2026	1999	CMHC	6.089	1,707,949
2027	1999	CMHC	6.089	3,317,924
2028	1999	CMHC	6.089	721,553

				5,747,426	(4)

TOTAL NON-PUBLIC DEBT				6,331,311,426

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT
PAYABLE IN CANADA IN CANADIAN DOLLARS
June 2, 2025	December 20, 1994	JE	9.50	460,000,000
June 2, 2025	January 9, 2015	DMTN227	2.60	12,550,000,000
September 8, 2025	February 24, 2020	DMTN245	1.75	9,050,000,000
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000
June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000
June 2, 2026	February 3, 2016	DMTN229	2.40	7,500,000,000
September 8, 2026	April 19, 2021	DMTN250	1.35	2,000,000,000
December 2, 2026	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(5)
February 1, 2027	February 14, 2020	DMTN244	1.85	3,250,000,000
February 3, 2027	August 5, 1997	KN	7.50	58,220,000
February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	April 1, 1998	KY	7.50	11,549,000
February 3, 2027	December 4, 1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	February 9, 2017	DMTN234	2.60	8,400,000,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN CANADA IN CANADIAN DOLLARS (Cont’d)
September 8, 2027	August 24, 2020	DMTN247	1.05	2,000,000,000
March 8, 2028	July 11, 2022	DMTN256	3.60	5,500,000,000
June 2, 2028	April 6, 2018	DMTN238	2.90	9,550,000,000
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000
September 8, 2028	October 6, 2023	DMTN259	3.40	1,000,000,000
November 27, 2028	November 27, 2023	DMTN261	CORRA+36.5	2,600,000,000
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
March 8, 2029	April 10, 2024	DMTN264	4.00	2,150,000,000
June 2, 2029	February 7, 2019	DMTN240	2.70	9,258,201,000
November 1, 2029	July 29, 2021	DMTN251	1.55	5,500,000,000
February 21, 2030	February 21, 2025	DMTN270	CORRA+44	1,500,000,000
June 2, 2030	January 27, 2020	DMTN243	2.05	11,650,000,000
September 8, 2030	March 24, 2025	DMTN271	2.95	1,500,000,000
December 2, 2030	October 13, 2020	DMTN248	1.35	7,000,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
June 2, 2031	March 27, 2000	NF	6.20	3,000,000,000
June 2, 2031	November 25, 2010	DMTN206	5.20	133,300,000
June 2, 2031	April 12, 2021	DMTN249	2.15	8,850,000,000
December 2, 2031	October 14, 2021	DMTN253	2.25	6,350,000,000
February 2, 2032	March 2, 2023	DMTN257	4.05	3,000,000,000
June 2, 2032	May 9, 2022	DMTN254	3.75	9,650,000,000
March 4, 2033	March 4, 2024	DMTN263	4.10	2,750,000,000
March 8, 2033	February 17, 2003	DMTN61	5.85	4,674,610,000
March 8, 2033	April 29, 2004	DMTN110	5.85	188,000,000

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN CANADA IN CANADIAN DOLLARS (Cont’d)
March 8, 2033	July 23, 2004	DMTN116	5.85	100,000,000
June 2, 2033	April 6, 2023	DMTN258	3.65	12,950,000,000
February 3, 2034	February 3, 2025	DMTN268	3.65	1,250,000,000
June 2, 2034	January 19, 2024	DMTN262	4.15	11,713,000,000
July 13, 2034	September 21, 2005	DMTN157	5.00	47,500,000	(6)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000
December 2, 2034	August 20, 2024	DMTN266	3.80	7,500,000,000
January 10, 1995 to January 10, 2035	November 30, 1994	HZ	9.4688	2,315,904	(7)
“	“	JA	9.4688	2,315,904	(7)
“	“	JB	9.4688	7,109,764	(7)
“	“	JC	9.4688	4,764,354	(7)
“	“	JD	9.4688	3,171,134	(7)
January 12, 2035	January 12, 1995	JG	9.50	110,950,000
February 8, 2035	February 8, 1995	JJ	9.875	32,000,000
June 2, 2035	August 25, 2004	DMTN119	5.60	7,338,509,000
June 2, 2035	January 12, 2005	DMTN133	5.35	150,000,000
June 2, 2035	February 7, 2025	DMTN269	3.60	2,500,000,000
June 20, 2036	June 20, 1996	KC	8.25	98,984,000
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	3,226,441,281	(8)
June 2, 2037	February 22, 2006	DMTN164	4.70	8,700,000,000
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(9)

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN CANADA IN CANADIAN DOLLARS (Cont’d)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	86,500,000
June 2, 2039	January 15, 2008	DMTN182	4.60	9,600,000,000
July 13, 2039	February 2, 1999	MK	5.65	223,858,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000
June 2, 2041	June 15, 2010	DMTN204	4.65	11,368,000,000
December 2, 2041	August 15, 2001	DMTN10	6.20	340,000,000
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	75,000,000
June 2, 2043	January 31, 2012	DMTN214	3.50	11,000,000,000
June 2, 2044	September 13, 2006	DMTN169	4.60	27,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(10)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000
June 2, 2045	August 31, 2005	DMTN153	4.50	175,000,000
June 2, 2045	May 10, 2013	DMTN220	3.45	15,525,000,000
June 2, 2046	May 24, 2006	DMTN166	4.85	154,700,000
December 2, 2046	February 2, 2015	DMTN228	2.90	14,550,250,000
June 2, 2047	February 28, 2007	DMTN176	4.50	158,000,000
June 2, 2048	May 6, 2008	DMTN184	4.70	50,000,000

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN CANADA IN CANADIAN DOLLARS (Cont’d)
June 2, 2048	June 21, 2016	DMTN231	2.80	12,049,000,000
June 2, 2049	November 30, 2017	DMTN236	2.90	12,624,500,000
December 2, 2050	May 28, 2019	DMTN242	2.65	14,073,900,000
December 2, 2051	August 20, 2020	DMTN246	1.90	12,750,000,000
December 2, 2052	August 25, 2021	DMTN252	2.55	8,250,000,000
December 2, 2053	May 30, 2022	DMTN255	3.75	12,400,000,000
June 2, 2054	July 22, 2008	DMTN185	4.60	40,000,000
October 7, 2054	October 7, 2024	DMTN267	4.10	1,000,000,000
December 2, 2054	July 24, 2023	DMTN260	4.15	12,000,000,000
December 2, 2055	April 25, 2024	DMTN265	4.60	9,900,000,000
June 2, 2062	November 8, 2012	DMTN216	3.25	525,000,000

				370,543,507,517
CPI adjustment to Real Return Swap				(148,189,614)	(8)

				370,395,317,903

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
ONTARIO SAVINGS BONDS
June 21, 2025	June 21, 2015	Annual	2.35	3,308,100
June 21, 2025	June 21, 2015	Compound	2.35	2,616,900
June 21, 2026	June 21, 2016	Annual	2.20	6,087,100
June 21, 2026	June 21, 2016	Compound	2.20	4,945,800
June 21, 2027	June 21, 2017	Annual	2.15	4,073,900
June 21, 2027	June 21, 2017	Compound	2.15	2,675,400
June 21, 2028	June 21, 2018	Annual	2.85	734,200
June 21, 2028	June 21, 2018	Compound	2.85	1,075,500

Active Series				25,516,900	(11)
Matured Series				44,710,600	(12)

TOTAL ONTARIO SAVINGS BONDS				70,227,500

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				370,465,545,403

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN EUROPE IN CANADIAN DOLLARS
July 13, 2034	July 13, 1994	EMTN5	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				300,000,000

Foreign Currency Debt					(13)
PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS
August 26, 2025	February 26, 2015	ADI4	3.10	365,000,000
January 27, 2027	January 27, 2017	ADI5	3.50	315,000,000
October 12, 2028	April 12, 2018	ADI6	3.20	115,000,000
October 26, 2029	April 26, 2019	ADI7	2.70	40,000,000
December 10, 2031	December 10, 2021	ADI9	2.50	36,000,000
December 10, 2032	December 10, 2021	ADI10	2.60	36,000,000
May 8, 2034	May 8, 2024	ADI11	5.35	1,500,000,000
October 3, 2034	October 3, 2019	ADI8	2.00	355,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				2,762,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 0.89840				2,481,372,162

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN EUROPE IN EUROS
April 17, 2025	April 17, 2018	EMTN116	0.625	1,500,000,000
April 8, 2027	April 8, 2020	EMTN117	0.375	1,000,000,000
November 25, 2030	November 24, 2020	EMTN120	0.01	2,500,000,000
June 9, 2031	June 9, 2021	EMTN123	0.25	1,000,000,000
January 31, 2034	January 31, 2024	EMTN127	3.10	1,250,000,000
October 2, 2040	May 6, 2020	EMTN118	0.699	50,000,000
June 28, 2041	January 29, 2016	EMTN112	1.82	52,000,000
December 9, 2041	December 9, 2021	EMTN125	0.70	75,000,000
December 3, 2046	December 3, 2021	EMTN124	0.76	160,000,000

TOTAL PAYABLE IN EUROPE IN EUROS				7,587,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 1.55449				11,793,951,234

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN EUROPE IN POUNDS STERLING
May 26, 2026	May 26, 2022	EMTN126	2.25	500,000,000
December 15, 2026	January 13, 2021	EMTN121	0.25	1,750,000,000

TOTAL PAYABLE IN EUROPE IN POUNDS STERLING				2,250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 1.85588				4,175,723,363

PAYABLE IN EUROPE IN SWISS FRANCS
June 29, 2029	June 28, 2017	EMTN115	0.25	400,000,000
May 12, 2033	May 12, 2021	EMTN122	0.05	250,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				650,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 1.62453				1,055,947,000

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS
January 21, 2026	January 21, 2021	G87	0.625	3,500,000,000
April 14, 2026	April 14, 2021	G89	1.05	3,000,000,000
April 27, 2026	April 27, 2016	G69	2.50	1,000,000,000
June 15, 2026	June 20, 2019	G83	2.30	1,750,000,000
May 19, 2027	May 19, 2022	G92	3.10	2,250,000,000
May 21, 2027	May 21, 2020	G85	1.05	1,750,000,000
January 18, 2029	January 18, 2024	G93	4.20	3,000,000,000
September 17, 2029	September 17, 2024	G95	3.70	2,000,000,000
October 2, 2029	October 2, 2019	G84	2.00	1,250,000,000
January 15, 2030	January 15, 2025	G96	4.70	3,000,000,000
October 7, 2030	October 7, 2020	G86	1.125	1,250,000,000
February 25, 2031	February 25, 2021	G88	1.60	1,500,000,000
October 14, 2031	October 14, 2021	G90	1.80	1,000,000,000
January 21, 2032	January 21, 2022	G91	2.125	1,500,000,000
April 24, 2034	April 24, 2024	G94	5.05	1,500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				29,250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $ 1.43775				42,048,337,500

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
TOTAL BONDS				432,320,876,662
TREASURY BILLS				22,002,745,000

U.S. COMMERCIAL PAPER (in U.S. Dollars)				3,779,500,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.43755				5,433,220,225

TOTAL PUBLICLY HELD DEBT				459,756,841,887

TOTAL NON-PUBLIC AND PUBLIC DEBT				466,088,153,313

SCHOOL BOARD TRUST DEBT
Year ending March 31
2034	2004		5.90	891,000,000
Sinking Fund				(441,210,881)

				449,789,119	(14)

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				466,537,942,432

CONSOLIDATION ADJUSTMENTS – OTHER GOVERNMENT ORGANIZATIONS
PUBLIC DEBT ISSUED BY AGENCIES:
Fair Hydro Trust				1,764,706,000
Infrastructure Ontario				300,000,000
Niagara Parks Commission				7,290,538
Ornge				178,851,090
Ottawa Convention Centre Corporation				224,284
ONTARIO SECURITIES HELD BY AGENCIES:
Bonds				(409,769,436)
Treasury Bills				(470,827,715)

TOTAL CONSOLIDATION ADJUSTMENTS				1,370,474,761	(15)

TOTAL PROVINCIAL PURPOSE DEBT AFTER CONSOLIDATION ADJUSTMENTS				467,908,417,193

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
DEBT ISSUED FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (OEFC)
PUBLICLY HELD DEBT
PAYABLE IN CANADA IN CANADIAN DOLLARS
June 2, 2025	January 9, 2015	DMTN227	2.60	1,050,000,000
June 2, 2027	February 11, 2000	KJ	7.60	100,500,000
August 25, 2028	April 13, 1999	LQ	6.25	78,600,000
September 8, 2028	April 17, 2023	DMTN259	3.40	1,000,000,000
March 8, 2029	April 10, 2024	DMTN264	4.00	600,000,000
June 2, 2029	August 30, 2019	DMTN240	2.70	66,799,000
June 2, 2034	January 19, 2024	DMTN262	4.15	537,000,000
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	1,053,409,000	(8)

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT (Cont’d)
PAYABLE IN CANADA IN CANADIAN DOLLARS (Cont’d)
June 2, 2037	September 1, 2006	DMTN164	4.70	400,000,000
June 2, 2039	July 10, 2009	DMTN182	4.60	100,000,000
June 2, 2041	March 9, 2011	DMTN204	4.65	282,000,000
June 2, 2043	May 15, 2012	DMTN214	3.50	200,000,000
June 2, 2045	October 1, 2013	DMTN220	3.45	525,000,000
December 2, 2046	February 2, 2015	DMTN228	2.90	149,750,000
June 2, 2048	June 19, 2017	DMTN231	2.80	651,000,000
June 2, 2049	January 25, 2018	DMTN236	2.90	625,500,000
December 2, 2050	August 21, 2019	DMTN242	2.65	26,100,000

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				7,445,658,000

TOTAL BONDS				7,445,658,000

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
%	$
PUBLICLY HELD DEBT (Cont’d)
TREASURY BILLS	657,109,000

TOTAL PUBLICLY HELD DEBT	8,102,767,000

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC	8,102,767,000

DIRECT OEFC DEBT	2,944,647,965

TOTAL OEFC DEBT	11,047,414,965

TOTAL CONSOLIDATED DEBT	478,955,832,158
Less: HOLDINGS OF OWN ONTARIO BONDS AND T-BILLS	12,548,912,000
Less: UNAMORTIZED DISCOUNTS, PREMIUMS AND COMMISSIONS	4,363,045,712

REVISED TOTAL CONSOLIDATED DEBT	462,043,874,446

OUTSTANDING DEBT - Continued

As at March 31, 2025

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
DEBT ISSUED FOR INVESTMENT PURPOSES*
ONTARIO POWER GENERATION INC.				5,126,000,000
HYDRO ONE INC.				1,677,516,013

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				6,803,516,013

*	Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

OUTSTANDING DEBT - Continued

As at March 31, 2025

References:

1.

All debt issues are non-callable, except as stated in the notes below. Debt is payable at a fixed rate, or a floating rate with reference to a stated index. This floating rate index is Canadian Overnight Repo Rate Average. Debt is measured at amortized cost using the effective interest rate method.

2.

The following debt series are issued for Provincial purposes and for OEFC: DMTN227, KJ, LQ, DMTN259, DMTN264, DMTN240, DMTN262, DMTN158, DMTN164, DMTN182, DMTN204, DMTN214, DMTN220, DMTN228, DMTN231, DMTN236, and DMTN242.

3.

The Canada Pension Plan Investment Board (CPPIB) invests funds in the Province of Ontario’s non-marketable securities. Effective July 1, 2005, under a side-letter agreement signed between the CPPIB and the Province, CPPIB offered the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund (CPPIF) that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture) at a rate based on the capital market rates at the time of roll over. These debentures are not negotiable or transferable and are assignable only to a wholly owned subsidiary of the Canada Pension Plan Investment Board. On April 1, 2007, all debentures held to the credit of the CPPIF or purchased by the Minister of Finance of Canada in accordance with Section 110 of the Canada Pension Plan were transferred to the CPPIB.

4.

CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest. Debt includes $5.7 million of CMHC debt transferred from the Ontario Municipal Housing Corporation (OMHC) upon OMHC’s dissolution in FY2020–21.

5.	MH: The terms of these debentures require that a special one-time interest payment of 25% of the principal amount outstanding be made at maturity.
6.	DMTN157: Interest was payable semi-annually at 15.0% until January 13, 2006, and thereafter is payable at 5.0%.
7.

Series HZ, JA, JB, JC, JD: These are zero coupon bonds which require unequal payments consisting of principal and interest to be made at predetermined irregular intervals with final payment on January 10, 2035. During the fiscal year 2024–25, principal repaid was $1.4 million. The total principal and interest to be payable over the life of these bonds is $1,092 million.

8.

DMTN158: This Real Return Bond bears interest to the index adjusted principal in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on October 4, 2005. Consequent to the change of official time base reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. Total issue size is $2,844 million in principal, of which $700 million has been on-lent to OEFC, and $300 million has been swapped. The amount outstanding represents the indexed value of the principal.

9.	DMTN117: The bond was issued at a high premium in 2004 to offer a yield of 5.74%.
10.

JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million.

11.

OSB: Ontario Savings Bonds are redeemable at the option of the holders on June 21 and December 21 and for 14 calendar days following the redemption date of June 21 and December 21, with the exception of Fixed-Rate bonds which are redeemable at maturity only. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

OSBs are no longer issued from 2019 onward.

OSB - Fixed Rate:

In 2015, 2016, 2017 and 2018, fixed-rate bonds were issued for a term of three and ten years only. Only ten-year bonds remain outstanding.

12.	OSB: The outstanding amount represents bonds matured but not yet presented for redemption. Interest is payable on these bonds only up to the maturity date.

13.

All foreign currency debt has been converted into Canadian dollar equivalents at March 31, 2025. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2025 are: Australian dollar 0.89840, Euro 1.55449, Swiss franc 1.62453 UK pound sterling 1.85588, United States dollar 1.43755.

14.

SBT: A School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards. The Trust issued 30-year sinking fund debentures amounting to $891 million and $882 million of the proceeds was provided to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province. An annual transfer payment is made by the Ministry of Education to the Trust’s sinking fund under the School Board Operating Grant program to retire the debt over 30 years.

15.

Total consolidation adjustments include third party debt issued by other government organizations and the elimination of provincial debt held by these organizations. The following are the provincial debt held by other government organizations (in millions):

Ontario Bonds:

Deposit Insurance Reserve Fund: $10m DMTN227, $11m DMTN229, $1m DMTN245, $1m DMTN247, $1m DMTN250, $1m DMTN256, and $10m KJ.

Forest Futures Trust: $1m DMTN240, $3m DMTN254, and $2m DMTN258.

Forest Renewal Trust: : $3m DMTN240, $6m DMTN254, and $4m DMTN258.

Ontario Trillium Foundation: $13m DMTN234, $13m DMTN245, $13m DMTN247, $14m DMTN250, and $12m DMTN256.

Pension Benefits Guarantee Fund: $7m DMTN204, $3m DMTN214, $3m DMTN236, $59m DMTN247, $30m DMTN252, $2m DMTN258, $8m DMTN260, $21m DMTN262, $15m DMTN265, $4m DMTN266, and $5m DMTN267.

Broader Public Sector – Children’s Aid Society: under $1m in DMTN251

Broader Public Sector – Colleges: $78m various DMTNs.

Boarder Public Sector – Hospitals: $48m various DMTNs, and $2m LK.

Broader Public Sector – School Boards: $5m various DMTNs.

Treasury Bills:

Deposit Insurance Reserve Fund: $166m, Forest Futures Trust: $1m, Forest Renewal Trust: $1m, Ontario Trillium Foundation: $22m, Venture Ontario: $280m, and Broader Public Sector – Colleges: under $1m.

SEC Registered Debt Outstanding for Province of Ontario (as at December 12, 2025)

Date of Maturity	Date of Issue	Series	Interest Rate (%)	Issuing Currency	Outstanding
February 5, 2025	February 5, 2018	G77	2.650	CAD	1,000,000,000.00
February 5, 2025	February 7, 2019	G77.R1	2.650	CAD	950,000,000.00
February 5, 2025	November 27, 2019	G77.R2	2.650	CAD	750,000,000.00
January 21, 2026	January 21, 2021	G87	0.625	USD	3,500,000,000.00
April 14, 2026	April 14, 2021	G89	1.050	USD	3,000,000,000.00
April 27, 2026	April 27, 2016	G69	2.500	USD	1,000,000,000.00
June 15, 2026	June 20, 2019	G83	2.300	USD	1,750,000,000.00
May 19, 2027	May 19, 2022	G92	3.100	USD	2,250,000,000.00
May 21, 2027	May 21, 2020	G85	1.050	USD	1,750,000,000.00
January 18, 2029	January 18, 2024	G93	4.200	USD	3,000,000,000.00
September 17, 2029	September 17, 2024	G95	3.700	USD	2,000,000,000.00
October 2, 2029	October 2, 2019	G84	2.000	USD	1,250,000,000.00
October 7, 2030	October 7, 2020	G86	1.125	USD	1,250,000,000.00
February 25, 2031	February 25, 2021	G88	1.600	USD	1,500,000,000.00
October 14, 2031	October 14, 2021	G90	1.800	USD	1,000,000,000.00
January 21, 2032	January 21, 2022	G91	2.125	USD	1,500,000,000.00
April 24, 2034	April 24, 2024	G94	5.050	USD	1,500,000,000.00
September 17, 2029	September 17, 2024	G95	3.70%	USD	2,000,000,000.00
January 15, 2030	January 15, 2025	G96	4.70%	USD	3,000,000,000.00
June 11, 2035	June 11, 2025	G97	4.85%	USD	2,000,000,000.00
September 4, 2030	September 4, 2025	G98	3.90%	USD	3,000,000,000.00
November 20, 2035	November 20, 2025	G99	4.45%	USD	2,000,000,000.00

CONTINGENT LIABILITIES -

OBLIGATIONS GUARANTEED BY THE PROVINCE OF ONTARIO – Concluded

As at March 31, 2025

LOANS GUARANTEED

	Year of Issue	Rate of Interest	Outstanding March 31, 2025	References
		%	$
MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS
Commodity Loan Guarantee Program	Ongoing	Prime	21,623,030
Feeder Cattle Loan Guarantee Program	Ongoing	Various	60,320,797
Ginseng Storage Loan Guarantee Pilot Program	2022	Prime	4,532,594

TOTAL MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS			86,476,421

MINISTRY OF COLLEGES AND UNIVERSITIES
Ontario Student Loan Plan:
Class “C”	Various	Prime + 1	393,772

TOTAL MINISTRY OF COLLEGES AND UNIVERSITIES			393,772

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Social Housing Program	Various	Various	1,042,196,426
Loan from Meridian Credit Union to Habitat for Humanity	2024	TBC	15,000,000

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			1,057,196,426

TOTAL LOANS GUARANTEED			1,144,066,619

CONTINGENT LIABILITIES -

OBLIGATIONS GUARANTEED BY THE PROVINCE OF ONTARIO – Concluded

As at March 31, 2025

OTHER GUARANTEES

	Year of Issue	Rate of Interest	Outstanding March 31, 2025	References
		%	$
MINISTRY OF FINANCE
Loan Facility by United Communities Credit Union Ltd. to Pelee Island Co-operative Association	2010	7.30	318,548	(1)
Loan Guarantees under	2011–12 to
Aboriginal Loan Guarantee Program	2021–22	Various	285,483,361	(2)

TOTAL MINISTRY OF FINANCE			285,801,909

TOTAL OTHER GUARANTEES			285,801,909

TOTAL LOANS AND OTHER GUARANTEES			1,429,868,528

References:

1.

The Province has guaranteed the repayment of loan facility of $600,000 made by United Communities Credit Union Limited to Pelee Island Cooperative Association for a period beginning May 11, 2010 and ending at the earliest of April 1, 2015 or repayment of all the amounts borrowed. The guarantee shall be extended accordingly but not extend beyond April 1, 2035. The maximum amount guaranteed is $0.6 million plus any unpaid interest, costs and expenses thereon.

2.

The Province has, to March 31, 2025, provided under the Aboriginal Loan Guarantee Program (ALGP) eleven guarantees of loans: two in fiscal 2011–12, two in fiscal 2013–14, one in fiscal 2014–15, two in fiscal 2015–16, one in fiscal 2016–2017, one in 2017–2018, one in 2019–20 and one in 2021–22. One of the underlying loans has been paid in full and the guarantee is no longer in effect. The aggregate principal of loans guaranteed is approximately $285 million. Note that not all of the loans guaranteed have been fully drawn on yet. The loans for which these guarantees apply will mature between 2026/27 and 2049/50, at which points the respective guarantees expire. For the guarantees to-date, borrowers pay the Province an annual loan guarantee fee of 0.15% of the outstanding guaranteed amount. The ALGP was a discretionary, application-based program that provided loan guarantees that support Aboriginal equity participation in renewable energy generation and transmission projects and had a maximum approved program envelope of $1 billion. As announced in the 2025 Ontario Budget: A Plan to Protect Ontario, the Province is relaunching the province’s existing $1 billion ALGP as the new $3 billion Indigenous Opportunities Financing Program (IOFP) to support Indigenous participation in more sectors, including electricity, critical minerals, resource development and related infrastructure components, offering generational economic opportunities for Indigenous Peoples in Ontario.

Ontario Electricity Industry

Ontario Electricity Financial Corporation (OEFC), a Crown agency, is the legal continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2025, OEFC had total debt of $11.6 billion (2024, $11.9 billion). $8.6 billion of OEFC’s debt as at March 31, 2025 (2024, $9 billion) is held by the Province and included in total debt and other liabilities.

Ontario Hydro’s successor companies include Ontario Power Generation Inc. (OPG), a generation business wholly owned by the Province, and Hydro One Inc., a transmission and distribution business. Hydro One Inc. is now a subsidiary of Hydro One Limited (“Hydro One”). Following an initial public offering on November 5, 2015 and subsequent share sales in 2016 and 2017, the Province now holds about 47.1% of the common shares in Hydro One.

The other Ontario Hydro successor companies are the Independent Electricity System Operator (IESO), the electricity system and market operator, and the Electrical Safety Authority, which is responsible for electricity safety inspection.

Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One Inc. and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One Inc.’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2025, OEFC held notes receivable in the amount of $2.1 billion from OPG, and $6.8 billion from the Province. OEFC provided indemnities, guaranteed by the Province, to OPG and Hydro One Inc., in connection with the Transfer Orders; those indemnities were terminated as of May 31, 2006 and October 31, 2015 respectively.

As of April 1, 1999, the Ministry of Finance estimated the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, could not reasonably be serviced and retired in a competitive electricity market (the “stranded debt”) to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. The opening unfunded liability of $19.4 billion as at April 1, 1999 represented the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC. OEFC’s unfunded liability as at March 31, 2025 was $2.9 billion.

As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act, 1998 (“Electricity Act”) and include payments-in-lieu of property taxes and federal and provincial corporate income taxes currently paid by OPG and the municipal electricity utilities. As a result of the initial public offering on November 5, 2015, Hydro One is no longer subject to payments-in-lieu of federal and provincial corporate income taxes and is subject to normal corporate income taxes. Hydro One remains subject to paying payments-in-lieu of property tax. The Minister of Finance has legislative authority and is required to make payments to the OEFC equal to the amount of provincial corporate tax payable by Hydro One Inc. under the Taxation Act, 2007.

The Province, as shareholder, is eligible to receive dividend payments on its shares in OPG and Hydro One. Pursuant to the government’s discretionary commitment to keep electricity income in the electricity sector, the Province’s proportionate share of the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies has been allocated to OEFC since 1999, including up to March 31, 2019 for purposes of debt retirement (electricity sector dedicated income). Beginning fiscal 2019-20, the Province determined that electricity sector dedicated income will be limited to the net income of OPG in excess of the government’s annual interest cost of its investment in that company, on a cumulative basis, excluding the net income from Hydro One in excess of the interest cost of its investment in that company.

The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of contract prices, regulated prices for OPG’s output from its price-regulated nuclear and hydroelectric plants, and market prices. Regulated prices for OPG are approved by the Ontario Energy Board (OEB). The OEB also sets the commodity price payable by low volume and certain other specified consumers under the Regulated Price Plan (RPP). The IESO finances any differences between prices under the RPP and the actual supply cost of electricity, with any shortfall or surplus to be recovered or returned through the setting of RPP prices in the following period.

In May 2017, the Ontario Fair Hydro Plan Act, 2017 (the Fair Hydro Act) was enacted. The components of the plan to reduce current electricity prices included initiatives provided for in the Fair Hydro Act as well as other policy initiatives including providing a rebate on electricity bills equal to the eight per cent provincial portion of the Harmonized Sales Tax under the Ontario Rebate for Electricity Consumers (OREC), which was effective January 1, 2017; funding the cost of the Ontario Electricity Support Program and most of the Rural or Remote Rate Protection program from general government funds instead of from ratepayers; and an additional reduction in current electricity bills for eligible residential, small business and farm customers, commencing July 1, 2017. The reduction (referred to as the global adjustment refinancing) provided for in the Fair Hydro Act was to be recovered from specified electricity ratepayers in future years (referred to as the Clean Energy Adjustment).

The global adjustment refinancing was carried out by Fair Hydro Trust (the “Trust”), an entity established by OPG, which financed the shortfall during the 2017-18 fiscal year ($1,639 million) with subordinated debt from OPG to a maximum of 49 per cent of the Trust’s total outstanding debt, and the balance from third party lenders. Of the amount lent to the Trust from OPG, approximately 90 per cent of that amount ($721 million) was funded by equity injections from the Province, and 10 per cent was funded by debt borrowed by OPG from third party lenders ($82 million). As of March 31, 2025, the Trust owed $865 million to OPG and $900 million to third party lenders.

In September 2018, the government made a decision to make a future change to the Fair Hydro Act to cancel the global adjustment refinancing component as designed, including reducing the amount of the current electricity price reduction to be borne by future ratepayers, and making any recovery from future ratepayers optional.

In May 2019, the Fixing the Hydro Mess Act, 2019 received Royal Assent. Amendments to the Fair Hydro Act came into force on November 1, 2019. As a result of the amendments, the recovery of the price reductions are to be funded by the Crown instead of by future ratepayers. The government also introduced regulatory amendments to provide on-bill electricity price relief, effective November 1, 2019, with the Ontario Electricity Rebate (OER) replacing the global adjustment refinancing and rebate put in place under the Fair Hydro Plan.

In November 2020, the Province announced the Comprehensive Electricity Plan’s renewable cost shift (RCS) program, starting on January 1, 2021, under which a portion of the cost of specified wind, solar, and bioenergy contracts is funded by the Province, not ratepayers, to reduce the burden of these contracts on medium size and larger industrial and commercial employers. The annual expense to the Province is about $3.1 billion, though this is significantly offset by a reduction in the cost of the OER. The RCS annual expense is expected to decline year over year, as contracts expire. By about 2040, no further provincial funding would be required to subsidize the cost of these contracts.

The Province, OPG and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement (ONFA), which governs the establishment, funding and management of segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning, low and intermediate level nuclear waste management, and nuclear used fuel waste management.

Under ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate will be updated periodically to reflect new developments in the management of nuclear used fuel waste.

As well, under ONFA, the Province guarantees a return of 3.25% over the Ontario Consumer Price Index for the portion of the nuclear used fuel waste management segregated fund related to the fixed volume of used fuel. If the earnings on assets in that fund related to the fixed volume exceed the guaranteed rate, the Province is entitled to the excess.

An agreement between the CNSC, the Province and OPG gives the CNSC access (in prescribed circumstances) to the segregated funds established under ONFA.

ONTARIO ELECTRICITY FINANCIAL CORPORATION (OEFC) TRANSACTIONS

For the year ended March 31, 2025

	2025	2024
	$	$
Retirement of loans from:
Publicly issued securities
Long-term	(1,550,000,000)	(2,827,300,000)
Proceeds of loans from:
Publicly issued securities
Long-term	619,572,000	1,565,910,000
Net change in short-term loans	(3,773,000)	725,000

Net increase (decrease) in debentures and notes for OEFC purpose	(934,201,000)	(1,260,665,000)

Debt Guaranteed by the Province	(522,831)	(286,816)

Interest on securities from:
Publicly issued securities
Long-term	273,049,483	295,026,828
Short-term	23,663,927	32,522,583

	296,713,410	327,549,411

Recoveries from OEFC
Retirement of loans from:
Publicly issued securities
Long-term	1,550,000,000	2,827,300,000
Proceeds of loans from:
Publicly issued securities
Long-term	(619,572,000)	(1,565,910,000)
Net change in short-term loans	3,773,000	(725,000)

Net recoveries/(advances)	934,201,000	1,260,665,000

Debt Guaranteed by the Province	552,831	286,816

Interest on advances from:
Publicly issued securities
Long-term	(273,049,483)	(295,026,828)
Short-term	(23,663,927)	(32,522,583)

	(296,713,410)	(327,549,411)

CLAIMS AGAINST THE CROWN

* As at March 31, 2025

The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Quinte, Elaine, et al v Algoma Central Properties – Elliot Lake Algo Mall Collapse – Class Action: Claim arising from the collapse of the Algo Centre Mall on June 23, 2012.
2.

Grann, Toni v HMKRO, MCSS (formerly Papassay, Holly v HMKRO): Class action claim for damages on the basis that Ontario breached duties to preserve and, where appropriate, pursue civil claims or claims for victim compensation on behalf of class members in respect of torts that were committed against them by third party tortfeasors before or while the class members were Crown wards.

3.

Class Proceeding Concerning Inordinate Waitlists (Leroux, Mark Litigation Guardian of Leroux, Briana): The claim is framed in negligence, breach of fiduciary duty and breach of Charter rights in respect of the length of wait times for the delivery of services, supports and funding to adults with developmental disabilities.

4.	Francis, Conrey v. HMKRO: Class proceeding regarding systematic overuse of administrative segregation in all Ontario correctional facilities.
5.	Chandra, Adrian v. HMKRO: Class proceeding regarding systematic overuse of administrative segregation in all Ontario correctional facilities.
6.	Bowman, Dana et al. v. HMKRO (MCCSS): Class action concerning the cancellation of the Basic Income Pilot Project, certified on the issues of breach of contract and unjust enrichment.
7.

Ontario First Nations (2008) Limited Partnership (“OFNLP”) – New Lottery Schemes: Notice of Objection regarding 2008 revenue sharing agreement between OFNLP (whose limited partners include almost all of Ontario’s First Nations), OLG & Ontario.

8.

Betty Wei et al v. Ontario et al: Proposed class action seeking damages arising from the regulation by the Financial Services Commission of Ontario of entities involved in the marketing and sale of syndicated mortgage investments pertaining to a development in Kingston.

9.

SFF Solar Ltd., Sunshine Solar 2016 Inc., et al v. HMQKO: Statement of claim, on behalf of 8 supplier corporations who entered into Feed-In Tariff (“FIT”) 3, 4, and 5 contracts with the Electricity Systems Operator (“IESO”) between 2016 and 2018. The prospective plaintiffs allege that the IESO took instructions from the incoming PC government prior to June 29, 2018, to either delay the issuance of Notices to Proceed (i.e. approve the construction phase of the proponent’s solar or wind energy projects), or to defer those decisions. 2387276 Ontario Inc. et al v IESO et al: Action on behalf of 16 supplier corporations who entered into Feed-In Tariff (“FIT”) with the Electricity Systems Operator (“IESO”) between 2016 and 2018. They allege that a Ministerial Directive issued on July 5, 2018 to wind down the FIT program was unlawful.

10.

Fareau et al v. Bell Canada and HMKRO: Proposed class proceeding concerning the Offender Telephone Management System (OTMS). The proposed plaintiffs allege that a 2013 agreement between Bell Canada and HMKRO which provides for an unlawful commission on collect calls, generating substantial revenue for Ontario to which it is not entitled.

11.	Robertson et al v. HMKRO et al. : A certified Class Proceeding concerning COVID-19 outbreaks in Long-Term Care Homes pursuant to the Class Proceedings Act, 1992.
12.

Ruben Stolove, et al. v Ontario Waypoint Centre for Mental Health Care, et al: Proposed class action brought on behalf of all involuntary patients of Waypoint Center regarding the alleged abuse suffered from 2000 to present.

13.

Foxgate Developments Inc. et al v. HMKRO: Claim for damages resulting from alleged losses suffered by the plaintiffs with respect to the disruption of their housing developments in the Caledonia area from protest activity.

14.

Poorkid Investment Inc., et al v. Ontario, Solicitor General Sylvia Jones et al.: Plaintiffs seek damages for misfeasance in public office, non-feasance and negligence for the defendants’ alleged failure to enforce injunctions and adequately keep the peace in the Caledonia area.

15.

Fire Loss at York Memorial Collegiate – 2690 Eglinton Ave. West: TDSB received a statement of claim against the Office of the Fire Marshal arising out of a fire on May 7, 2019 that burned down a substantial portion of the York Memorial Collegiate Secondary School and an adjacent community center owned by the City of Toronto.

16.	Dell et al v Ontario et al.: Individuals residing in Niagara-on-the-Lake claim damages against HMK and others in relation to an anaerobic digester located on a property in their neighborhood.
17.	Banman, Martha v. HMKRO, et al.: Certified class action against HMKRO in relation to the operation of the forensic program at the St. Thomas Psychiatric Hospital between 1976 and 1988.
18.	Wheatley Gas Leak: A proposed class action related to the recurring gas leak and explosion in Wheatley Ontario.
19.

Class Action – Birth Alerts: Certified class action alleging that, by issuing birth alerts, Ontario and CASs breached pregnant persons’ fundamental constitutional rights. Ontario is appealing the decision, with appeal to be perfected by September 15, 2025.

20.

B.M. et al v. Ontario: Two-part class action alleging discrimination and the improper provision of services to 1) Indigenous youth under 18 who were not ordinarily resident on a Reserve and who were placed into out-of-home care; 2) Indigenous youth under age 18 who had a confirmed need for an essential service, and who faced a delay, denial or service gap in the receipt of that essential service (“Essential Service Class”).

21.

Ontario First Nations Limited Partnership (“OFNLP”) v HMKRO and iGaming Ontario (“iGO”): OFNLP raised objections that iGo had failed to properly account for OFNLP’s share of its gross revenue under the Gaming Revenue Sharing and Financial Agreement (GRSFA) by treating all of its products as New Lottery Schemes and calculating OFNLP’s payments net of prizes.

22.

Dent-X Canada: Notice of claim from Verona Medical Group Inc. operating as Dent-X Canada (“Dent-X”) for misrepresentation by HMKRO regarding the need for and commitment to purchase locally manufactured masks during the pandemic.

23.	Class Action – Strip Search: Proposed class action concerning strip searches of young persons in youth detention facilities.
24.

Chippewas of Saugeen and Nawash First Nations - regarding Bruce Peninsula: Claim that the 1854 Treaty by which most of the Bruce Peninsula was surrendered to the Crown was not intended to include the beds of water bodies internal to the Peninsula of the shorelines of those water bodies or along the shores of Lake Huron or Georgian Bay and claim of Aboriginal title to said waterbeds, and also alleged breaches of fiduciary duty and honour of the Crown. The Aboriginal title claim was discontinued in June 2025. The second phase of the other claim concerning remedies for breach of the honour of the Crown is proceeding.

25.

Six Nations of the Grand River Band: The plaintiffs seek an accounting in respect of the Crown’s management and sale of the lands originally granted to them in the 1780’s and 1790’s and in respect of the proceeds of subsequent sales of portions of those lands. The ultimate financial impact of this matter on Ontario cannot be determined at this time.

26.

Fletcher, Chief John: Missanabie Cree First Nation v. Ontario and Canada: The Plaintiffs claim that they were not parties to Treaty 9 and therefore have unextinguished Aboriginal title. In the alternative, the Plaintiffs claim if they are parties to Treaty 9 they have yet to receive their treaty land entitlement.

27.	Wikwemikong Indian Band: Aboriginal title claim to islands in Lake Huron and Georgian Bay.
28.

The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher: The plaintiff First Nation claims to hold aboriginal title to a large tract of land on the northeastern shore of Lake Superior.

29.	Whitesand First Nation & Red Rock First Nation Annuity Claims: Plaintiffs seek declaratory relief for increased annuity payable pursuant to Robinson-Superior Treaty of 1850.
30.	Twain, Jim Chief: Statement of claim for damages for negligence, breach of contract, fiduciary duty and treaty rights.

31.	Pays Plat First Nation v. Canada and Ontario: Claim in which plaintiffs allege that they hold exclusive aboriginal title over an area along the shore of Lake Superior.
32.	Long Lake No. 58 First Nation: Plaintiffs allege that they hold exclusive aboriginal title over an area along the shore of Lake Superior.
33.	Biinjitiwaabik Zaaging Anishinabek First Nation (Rocky Bay Band): Claim in which plaintiffs allege that they hold exclusive aboriginal title over an area along the shore of Lake Superior.
34.	Sand Point First Nation: Claim in which plaintiffs allege that they hold exclusive aboriginal title over an area along the shore of Lake Superior.
35.	Pic Mobert First Nation: Claim in which plaintiffs allege that they hold exclusive aboriginal title over an area along the shore of Lake Superior.
36.

Atikameksheng Anishna-wbek v Attorney General of Canada and HMKRO: Claim for damages arising from the alleged unlawful alienation of the Plaintiff from reserve lands described in the Robinson-Huron Treaty.

37.

Restoule et al. v. Canada and Ontario: The plaintiffs seek declaratory relief recognizing an obligation on the Crown, now and in the past, to increase [Robinson Huron] Treaty [of 1850] annuities to the extent the Crown can do so from the revenues generated by the surrendered lands, without incurring loss. They also seek an accounting and damages.

38.

Aundeck OMNI Kaning First Nation et al: Amended claim seeking recognition of aboriginal title over waters surrounding Manitoulin Island. Litigation on hold while parties attempt to negotiate a resolution.

39.

Gull Bay First Nation v. Canada and Ontario: The plaintiff claims that the Crown did not survey the reserve to which the plaintiff is entitled under the Robinson Superior Treaty of 1850 in a timely manner, which resulted in a smaller than agreed to reserve.

40.	Grand Chief Coon Come, Mathew: Notice of Action for aboriginal title and rights over the traditional territory.
41.

Kitigan Zibi Anishinabeg et al v. Attorney General of Canada, National Capital Commission and HMKRO: the plaintiffs on behalf of the Algonquin Anishinabe Nation asserts Aboriginal title over lands in Ottawa on the Ottawa River at the west end of the city core.

42.

Red Rock First Nation and Whitesand First Nation v. Canada and Ontario: The plaintiffs claim a treaty land entitlement pursuant to the Robinson Superior Treaty on the basis that the plaintiff communities adhered to the treaty in 1850 by taking annuity payments.

43.

Iskatewizaagegan No. 39 Independent First Nation v. The City of Winnipeg and HMKRO: The plaintiff claims compensation from Winnipeg pursuant to an Ontario Order-in-Council from 1913 allowing Winnipeg to enter upon and divert water from Shoal Lake where the plaintiff’s reserves are located. The plaintiff also claims damages from Ontario for breach of fiduciary duty.

44.

Ginoogaming First Nation v. Ontario et al.: Action by a Treaty 9 First Nation for damages, declarations and injunctions respecting an early mineral exploration permit issued in June 2019 and pending permit application.

45.

Mississauga First Nation v MECP et al (application): Claim by Mississauga First Nation that the Crown breached the Robinson Huron Treaty of 1850, breached its fiduciary duty, breached its duty to consult and accommodate, and infringed MFN’s treaty rights with respect to the construction and operation of the Red Rock, Rayner, Aubrey and Wells Generating Stations.

46.

Mississaugas of Credit Nation: Claim asserting aboriginal title over portions of Lake Ontario, Lake Erie and water bodies (with flood pains) situated on lands in between. Also seeking monetary compensation for water bodies in third party hands.

47.

Cat Lake First Nation: Claim by Cat Lake First Nation seeking declarations of Title, declarations of breaches of the Honour of the Crown and fiduciary duties, damages related to loss of use of their asserted Title Area, unjust enrichment injunctions related to activities contemplated under the Mining Act.

48.	Treaty 9 Forestry Claim: Claim by Treaty 9 First Nations to stop the degradation of the boreal forest and Ontario’s failure to honour Treaty 9 promises.
49.	Treaty 9 Jurisdiction Claim: Claim from a number of Treaty 9 First Nations, seeking declarations and injunctions based on claims of shared jurisdiction over Treaty 9 territory.
50.

Gauthier, Jason - (Treaty 9 annuities class action): Proposed class action seeking augmentation of Treaty 9 annuities and declaration that Treaty 9 surrender and release clauses should be set aside. Canada is taking steps to have Ontario added as a party.

51.	Alderville First Nation et al v HMKRO et al (Bill 5): Challenge to the Protect Ontario by Unleashing our Economy Act, 2025 (Bill 5) and the federal Building Canada Act brought by nine First Nations.
52.	Marten Falls First Nation v HMKRO (Bill 5): Notice of claim from Marten Falls First Nation seeking various declarations and damages in the amount of $300 million
53.

OECTA v ON; OSSTF v ON; ETFO/AEFO v ON; OPSEU v ON; UNIFOR v ON; OFL Coalition v ON; CUASA v ON; Society of United Professionals Local 160 v ON; PWU v ON. Challenge on whether Bill 124, Protecting a Sustainable Public Sector for Future Generations Act, 2019 and the Crown’s conduct in 2019 central bargaining with teachers’ unions infringe 2(d) and 2(b).

54.	Bemco Confectionary and Sales Ltd.et al v. Minister of Finance: The Assessments under appeal relate to the sale of Cigars and Other Tobacco and include sales as far back as April 2010.
55.	Vale Canada Inc. v. Minister of Finance: There are tax appeals under the Mining tax Act for the taxation years 1999-2008 and objections for the 2009-2017 years.
56.

Windstream Energy LLC v. Government of Canada: Windstream Energy LLC alleges that measures and actions taken by the Government of Ontario in relation to its feed-in tariff (FIT) contract in the context of Ontario’s offshore wind moratorium, including the termination of the FIT contract violate Windstream’s rights under NAFTA, Chapter 11.

57.

Rosy Kapoor v. His Majesty the King in Right of Ontario: Proposed class action that reduction in ODSP payments for students with disabilities based on increases to the Canada Student Grant for Students with Permanent Disabilities was contrary to the law or, in the alternative, discriminatory under Charter s.15.

58.

Chippewas of Nawash Unceded First Nation and Saugeen First Nation (“SON”) v. Ontario: The plaintiffs seek declarations and damages for breach of the duty to consult in relation to the Crown’s authorization of aggregate extraction in SON Territory. The plaintiffs also seek damages for negligence and breach of duty of care in relation to the Crown’s alleged failure to pursue a Resource Revenue Sharing (RRS) Agreement with SON in respect of the Goderich Salt Mine.

59.

Gull Bay First Nation et al v Ontario and Canada (First Nation policing): Proposed class action proceeding challenging Ontario’s (and Canada’s) alleged failure to fund/administer on-reserve police services at comparable levels to police services in non-Indigenous communities constitutes breach of Charter s. 15 amongst other claims for breach of fiduciary duty, honor of the Crown, unconscionable bargaining and other contractual claims. Statement of Claim issued July 15, 2025 (although not yet served), with an unspecified claim for at least $100M in damages.

60.

Celik, Serdar et al v MECP et al: Statement of claim (no notice) naming HMKRO (MECP) and a shooting range from a group of residents regarding excessive noise levels on their properties. The plaintiffs allege that the Ministry has failed to investigate and/or enforce their complaints against the shooting range.

*	Updated for changes up to date of 18K filing.

Economic Data Tables

The following tables present a comprehensive review of Ontario’s economy including, GDP information, imports and exports, demographics and labour markets between 2011-2024.

Note: Updated as of October 3, 2025.

Ontario, Gross Domestic Product, 2011-2024							Table 1
	($ Billions)
	2011	2012	2013	2014	2015	2016	2017
Real GDP (chained $2017)	728.4	738.0	748.3	767.1	785.9	802.4	825.0
Household Consumption	405.7	411.7	420.6	431.8	444.7	455.5	474.6
Residential Construction	59.1	61.9	60.8	61.2	65.9	71.1	71.6
Non-residential Construction	22.5	24.3	23.2	25.9	29.0	26.7	26.8
Machinery and Equipment	25.3	25.1	22.3	25.9	28.4	25.0	26.6
Exports	366.1	374.9	387.5	404.1	413.2	419.1	421.0
Imports	369.4	372.9	379.9	400.8	411.3	413.9	426.8
Nominal GDP	660.4	680.8	696.2	727.0	760.4	790.7	825.0
Primary Household Income	444.8	459.9	473.8	490.4	512.6	520.5	541.5
Compensation of Employees	345.3	356.6	367.9	380.6	396.8	403.0	418.9
Net Operating Surplus - Corporations	83.4	85.9	84.8	94.2	97.2	109.7	111.4

Table 1 (continued)
	($ Billions)
	2018	2019	2020	2021	2022	2023	2024
Real GDP (chained $2017)	852.0	869.8	830.3	880.7	916.9	932.8	946.2
Household Consumption	488.9	497.3	457.9	481.7	519.3	526.9	538.1
Residential Construction	69.3	69.5	74.6	84.9	72.3	67.4	65.8
Non-residential Construction	30.7	31.0	30.1	30.9	31.1	32.7	33.1
Machinery and Equipment	28.4	30.3	27.0	31.2	29.7	29.1	29.6
Exports	432.1	445.8	409.8	425.4	447.9	467.6	462.7
Imports	438.1	441.0	403.4	432.0	456.2	459.6	453.4
Nominal GDP	860.1	893.2	874.4	970.1	1,061.7	1,119.5	1,178.4
Primary Household Income	567.5	593.1	592.5	642.1	692.0	736.6	791.6
Compensation of Employees	445.9	464.1	463.8	505.9	549.9	584.5	617.5
Net Operating Surplus - Corporations	113.2	113.5	128.1	144.7	137.5	131.7	130.6
Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario, Growth in Gross Domestic Product, 2011-2024							Table 2
	(Per Cent Change)
	2011	2012	2013	2014	2015	2016	2017
Real GDP (chained $2017)	2.4	1.3	1.4	2.5	2.5	2.1	2.8
Household Consumption	1.7	1.5	2.2	2.7	3.0	2.4	4.2
Residential Construction	3.6	4.7	(1.8)	0.7	7.7	7.8	0.8
Non-residential Construction	22.7	8.0	(4.4)	11.2	12.1	(7.7)	0.4
Machinery and Equipment	3.2	(0.9)	(11.1)	16.0	9.9	(12.0)	6.4
Exports	5.4	2.4	3.4	4.3	2.3	1.4	0.5
Imports	5.2	1.0	1.9	5.5	2.6	0.6	3.1
Nominal GDP	4.6	3.1	2.3	4.4	4.6	4.0	4.3
Primary Household Income	4.7	3.4	3.0	3.5	4.5	1.5	4.0
Compensation of Employees	4.6	3.3	3.2	3.4	4.3	1.6	3.9
Net Operating Surplus – Corporations	12.1	3.0	(1.2)	11.0	3.2	12.9	1.6

Table 2 (continued)
	(Per Cent Change)
	2018	2019	2020	2021	2022	2023	2024
Real GDP (chained $2017)	3.3	2.1	(4.5)	6.1	4.1	1.7	1.4
Household Consumption	3.0	1.7	(7.9)	5.2	7.8	1.5	2.1
Residential Construction	(3.2)	0.3	7.3	13.8	(14.9)	(6.7)	(2.3)
Non-residential Construction	14.3	0.9	(2.6)	2.5	0.7	5.1	1.1
Machinery and Equipment	6.9	6.6	(10.8)	15.2	(4.8)	(1.9)	1.9
Exports	2.6	3.2	(8.1)	3.8	5.3	4.4	(1.1)
Imports	2.7	0.7	(8.5)	7.1	5.6	0.7	(1.3)
Nominal GDP	4.3	3.9	(2.1)	11.0	9.4	5.4	5.3
Primary Household Income	4.8	4.5	(0.1)	8.4	7.8	6.4	7.5
Compensation of Employees	6.4	4.1	(0.1)	9.1	8.7	6.3	5.7
Net Operating Surplus – Corporations	1.6	0.3	12.8	12.9	(5.0)	(4.2)	(0.9)
Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario, Real Gross Domestic Product by Industry at Basic Prices, 2021-2024				Table 3
	(Chained $2017 Millions)
	2021	2022	2023	2024
Goods Producing Industries	183,096	187,750	187,216	182,838
Primary	15,415	16,624	16,923	17,410
Utilities	14,052	14,420	14,712	15,159
Construction	61,577	60,287	59,079	57,922
Manufacturing[1]	92,313	96,871	96,987	92,436
Services Producing Industries	634,182	662,856	679,067	694,601
Wholesale Trade	55,043	55,360	56,131	56,562
Retail Trade	38,664	40,197	40,099	40,628
Transportation and Warehousing	25,225	30,149	32,826	33,851
Information and Cultural	35,343	37,047	37,539	37,457
Finance and Insurance	84,785	86,183	86,005	89,079
Real Estate, Rental and Leasing	109,558	108,811	109,200	112,235
Professional and Administrative Services	90,818	98,680	101,857	102,764
Management of Companies and Enterprises	1,136	824	536	381
Education	46,734	47,735	49,444	51,825
Health Care and Social Services	57,478	59,920	62,392	64,437
Arts, Entertainment and Recreation	5,024	7,031	8,070	8,367
Accommodation and Food	11,970	14,563	15,499	15,747
Other Services	14,239	15,758	16,364	16,465
Public Administration	60,327	61,774	63,791	65,482
Total Production	817,266	850,462	865,860	876,620
[1] See Table 5 for detailed manufacturing industries. Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario, Growth in Real Gross Domestic Product by Industry at Basic Prices, 2021-2024				Table 4
	(Per Cent Change)
	2021	2022	2023	2024
Goods Producing Industries	5.6	2.5	(0.3)	(2.3)
Primary	4.2	7.8	1.8	2.9
Utilities	(2.5)	2.6	2.0	3.0
Construction	6.0	(2.1)	(2.0)	(2.0)
Manufacturing[1]	7.4	4.9	0.1	(4.7)
Services Producing Industries	6.3	4.5	2.4	2.3
Wholesale Trade	4.8	0.6	1.4	0.8
Retail Trade	5.2	4.0	(0.2)	1.3
Transportation and Warehousing	5.5	19.5	8.9	3.1
Information and Cultural	7.5	4.8	1.3	(0.2)
Finance and Insurance	8.3	1.6	(0.2)	3.6
Real Estate, Rental and Leasing	2.8	(0.7)	0.4	2.8
Professional and Administrative Services	11.3	8.7	3.2	0.9
Management of Companies and Enterprises	(29.7)	(27.5)	(34.9)	(29.0)
Education	6.3	2.1	3.6	4.8
Health Care and Social Services	6.8	4.2	4.1	3.3
Arts, Entertainment and Recreation	16.2	39.9	14.8	3.7
Accommodation and Food	16.6	21.7	6.4	1.6
Other Services	3.7	10.7	3.8	0.6
Public Administration	3.6	2.4	3.3	2.7
Total Production	6.1	4.1	1.8	1.2
[1] See Table 6 for detailed manufacturing industries. Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario, Real Gross Domestic Product at Basic Prices by Detailed Manufacturing Industries, 2021-2024				Table 5
	(Chained $2017 Millions)
	2021	2022	2023	2024
Manufacturing (Total)	92,313	96,871	96,987	92,436
Food, Beverage and Tobacco Products	14,354	14,869	14,803	14,374
Textile, Clothing and Leather Products	891	944	939	910
Wood Products and Furniture	4,391	4,833	4,831	4,704
Paper Products and Printing	3,813	3,639	3,372	3,155
Chemical and Petroleum Products	15,503	15,667	14,930	15,448
Plastic and Rubber Products	5,693	5,961	5,095	5,209
Primary Metal and Fabricated Metal Products	12,129	12,806	13,197	12,776
Machinery	8,190	8,676	9,193	8,250
Electrical and Electronic Products	5,690	5,902	5,749	5,465
Transportation Equipment	14,777	16,521	18,673	16,710
Other Manufacturing	6,952	7,252	6,634	5,700
Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario, Growth in Real Gross Domestic Product at Basic Prices by Detailed Manufacturing Industries, 2021-2024				Table 6
	(Per Cent Change)

	2021	2022	2023	2024

Manufacturing (Total)	7.4	4.9	0.1	(4.7)
Food, Beverage and Tobacco Products	3.1	3.6	(0.4)	(2.9)
Textile, Clothing and Leather Products	8.1	5.9	(0.4)	(3.1)
Wood Products and Furniture	3.9	10.1	(0.1)	(2.6)
Paper Products and Printing	(1.1)	(4.6)	(7.3)	(6.4)
Chemical and Petroleum Products	6.2	1.1	(4.7)	3.5
Plastic and Rubber Products	22.4	4.7	(14.5)	2.2
Primary Metal and Fabricated Metal Products	9.2	5.6	3.0	(3.2)
Machinery	25.5	5.9	6.0	(10.3)
Electrical and Electronic Products	5.1	3.7	(2.6)	(4.9)
Transportation Equipment	(2.1)	11.8	13.0	(10.5)
Other Manufacturing	21.0	4.3	(8.5)	(14.1)
Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario, Housing Market Indicators, 2021-2024				Table 7
	2021	2022	2023	2024

New Housing Market
Residential Construction, Current $ Millions	108,992	105,438	99,596	97,642
Per Cent Change	31.5	(3.3)	(5.5)	(2.0)
Real Residential Construction ($2017 Millions)	84,878	72,273	67,401	65,847
Per Cent Change	13.8	14.9	(6.7)	(2.3)
Housing Starts (Units)	99,566	96,080	89,297	74,573
Per Cent Change	22.5	(3.5)	(7.1)	(16.5)
Of which: Single-detached, urban areas (Units)	26,173	22,339	15,368	12,973
Per Cent Change	25.9	(14.6)	(31.2)	(15.6)
Multiple, urban areas (Units)	66,458	69,600	70,936	59,002
Per Cent Change	14.4	4.7	1.9	16.8
New Housing Price Index (Dec. 2016=100)	119	127	126	124
Per Cent Change	10.7	6.5	(0.6)	(1.3)
Resale Market
Home Resales (Units)	272,881	183,901	161,784	169,352
Per Cent Change	18.0	(32.6)	(12.0)	(4.7)
Average Resale Price ($)	876,446	936,006	876,320	868,206
Per Cent Change	23.7	6.8	(6.4)	(0.9)
Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Canadian Real Estate Association and Ontario Ministry of Finance.

Selected Financial Indicators, 2011–2024	Table 8
	(Per Cent)
	2011	2012	2013	2014	2015	2016	2017
Interest Rates
Bank Rate	1.2	1.2	1.2	1.2	0.9	0.8	0.9
Prime Rate	3.0	3.0	3.0	3.0	2.8	2.7	2.9
10-Year Government Bonds	2.8	1.9	2.3	2.2	1.5	1.3	1.8
Three-month T-Bills	0.9	0.9	1.0	0.9	0.5	0.5	0.7
Mortgage Rates
5-Year Rate	5.4	5.3	5.2	4.9	4.7	4.7	4.8
1-Year Rate	3.5	3.2	3.1	3.1	3.0	3.1	3.2

Table 8 (continued)	(Per Cent)
	2018	2019	2020	2021	2022	2023	2024
Interest Rates
Bank Rate	1.7	2.0	0.8	0.5	2.1	5.0	4.8
Prime Rate	3.6	4.0	2.8	2.5	4.1	6.9	6.7
10-Year Government Bonds	2.3	1.6	0.8	1.4	2.8	3.4	3.4
Three-month T-Bills	1.4	1.7	0.4	0.1	2.2	4.7	4.3
Mortgage Rates
5-Year Rate	5.3	5.3	4.9	4.8	5.7	6.7	6.7
1-Year Rate	3.5	3.6	3.2	2.8	4.5	7.2	7.6
Source: Bank of Canada.

Ontario, International Merchandise Exports[1] by Major Commodity[2], 2024				Table 9
		Value ($ Millions)	2024 Growth (Per Cent)	Per Cent of Total
1	Motor Vehicles and parts	64,106	(11.5)	25.4
2	Precious metals & stones	37,083	26.4	14.7
3	Mechanical equipment	24,689	(5.6)	9.8
4	Electrical Machinery	11,241	13.2	4.5
5	Plastic products	10,565	8.0	4.2
6	Iron and steel	8,365	(3.8)	3.3
7	Cereal and baked products	7,957	9.0	3.2
8	Pharmaceutical products	7,215	7.7	2.9
9	Scientific, photo & medical equipment	5,109	2.4	2.0
10	Furniture and accessories	4,482	(1.0)	1.8
11	Iron & Steel products	4,383	(9.6)	1.7
12	Oils & other petroleum products	3,829	(5.8)	1.5
13	Aluminum & articles thereof	3,359	(3.9)	1.3
14	Inorganic chemicals	3,099	33.3	1.2
15	Vegetables	2,887	14.0	1.1
16	Nickel & articles thereof	2,699	(28.4)	1.1
17	Miscellaneous chemical products	2,644	(15.9)	1.0
18	Paper products	2,611	0.9	1.0
19	Wood products	2,414	2.6	1.0
20	Aircraft, spacecraft & articles thereof	2,367	0.3	0.9
21	Perfumes and cosmetics	2,002	(13.3)	0.8
22	Cocoa products	1,862	31.7	0.7
23	Rubber products	1,857	10.9	0.7
24	Miscellaneous food products	1,797	7.4	0.7
25	Meat	1,784	2.7	0.7

	All other commodities	31,921	(0.2)	12.7

	Total Exports	252,327	0.1	100
[1] International merchandise exports exclude re-exports and are reported on a customs basis. [2] Product groupings based on two-digit Harmonized System codes. Source: Statistics Canada.

Ontario, International Merchandise Imports by Major Commodity[1], 2024				Table 10
		Value ($ Millions)	2024 Growth (Per Cent)	Per Cent of Total
1	Motor Vehicles and parts	94,916	0.0	20.4
2	Mechanical equipment	64,715	2.6	13.9
3	Electrical Machinery	50,126	(0.1)	10.8
4	Precious metals & stones	23,595	6.2	5.1
5	Pharmaceutical products	20,578	(1.9)	4.4
6	Plastic products	17,451	1.5	3.8
7	Scientific, photo & medical equipment	14,317	6.4	3.1
8	Oils & other petroleum products	9,201	(11.4)	2.0
9	Iron & Steel products	8,293	(1.9)	1.8
10	Organic Chemicals	8,249	1.3	1.8
11	Iron and steel	7,816	(6.3)	1.7
12	Furniture and accessories	7,220	(3.7)	1.6
13	Paper products	5,888	8.5	1.3
14	Perfumes and cosmetics	5,258	6.9	1.1
15	Rubber products	4,740	0.0	1.0
16	Miscellaneous chemical products	4,575	(1.9)	1.0
17	Aluminum & articles thereof	4,544	4.3	1.0
18	Fruits & nuts	4,392	8.0	0.9
19	Cereal and baked products	4,278	3.9	0.9
20	Aircraft, spacecraft & articles thereof	4,238	(8.8)	0.9
21	Miscellaneous food products	4,165	6.9	0.9
22	Toys & sporting goods	4,076	1.0	0.9
23	Knitted Clothes	4,037	4.4	0.9
24	Beverages	3,596	1.0	0.8
25	Soap and organic surface agents	3,477	7.0	0.7

	All other commodities	80,588	3.9	17.4
	Domestic Imports	461,632	1.5	99.4
	Re-imports[2]	2,699	(7.5)	0.6

	Total Imports	464,331	1.4	100.0

[1]  Product groupings based on two-digit Harmonized System codes. Data reported on a customs basis. Domestic imports exclude re-imports. Total imports are the sum of domestic imports and re-imports.

[2]  These are goods re-entering (returned to) Ontario after having been exported abroad without having been materially altered or enhanced in value while abroad.

Source: Statistics Canada.

Ontario, International Merchandise Exports[1] by Top 25 Trading Partners, 2024				Table 11
		Exports ($ Millions)	2024 Growth (Per Cent)	Per Cent of Total
1	United States	194,742	(5.0)	(77.2)
2	United Kingdom	23,082	127.4	9.1
3	Mexico	4,088	8.4	1.6
4	Switzerland	2,916	34.5	1.2
5	China	2,769	(14.6)	1.1
6	Hong Kong	2,193	(42.8)	0.9
7	Germany	2,163	(8.9)	0.9
8	Japan	2,089	(13.2)	0.8
9	Norway	2,008	(26.8)	0.8
10	Saudi Arabia	1,209	(18.5)	0.5
11	France (incl. Monaco, French Antilles)	980	12.9	0.4
12	Netherlands	972	(3.4)	0.4
13	Korea, South	950	8.2	0.4
14	Italy (incl. Vatican City State)	897	5.9	0.4
15	Australia	733	(1.4)	0.3
16	Belgium	647	(8.2)	0.3
17	United Arab Emirates	570	1.9	0.2
18	India	548	(3.4)	0.2
19	Ireland	512	25.0	0.2
20	Singapore	415	5.1	0.2
21	Taiwan	393	15.3	0.2
22	Brazil	376	(12.2)	0.1
23	Malaysia	362	(2.3)	0.1
24	Ukraine	346	(11.7)	0.1
25	Türkiye	286	66.0	0.1

	All other countries	6,079	(2.2)	2.4

	Total Exports	252,327	0.1	100.0
[1] International merchandise exports exclude re-exports and are reported on a customs basis. Source: Statistics Canada.

Ontario, International Merchandise Imports[1] by Top 25 Trading Partners, 2024				Table 12
		Imports ($ Millions)	2024 Growth (Per Cent)	Per Cent of Total
1	United States	243,335	0.9	52.4
2	China	50,438	1.5	10.9
3	Mexico	37,210	2.0	8.0
4	Japan	14,311	3.5	3.1
5	Korea, South	12,343	21.6	2.7
6	Germany	10,992	(6.4)	2.4
7	Vietnam	9,012	9.4	1.9
8	Switzerland	6,200	(6.1)	1.3
9	Italy (incl. Vatican City State)	6,173	2.1	1.3
10	Brazil	5,432	7.9	1.2
11	Peru	4,971	25.9	1.1
12	India	4,427	3.0	1.0
13	Taiwan	3,901	(3.5)	0.8
14	France (incl. Monaco, French Antilles)	3,478	2.9	0.7
15	United Kingdom	3,462	9.8	0.7
16	Thailand	3,043	7.1	0.7
17	Ireland	2,644	12.3	0.6
18	Portugal	2,285	(22.6)	0.5
19	Malaysia	2,223	(1.2)	0.5
20	South Africa	1,821	(16.1)	0.4
21	Belgium	1,803	(17.9)	0.4
22	Netherlands	1,720	18.4	0.4
23	Spain	1,712	(2.8)	0.4
24	Sweden	1,698	(3.8)	0.4
25	Indonesia	1,589	(4.5)	0.3

	All other countries	28,108	(2.1)	6.1
	Domestic Imports	461,632	1.5	99.4
	Re-imports[2]	2,699	(7.5)	0.6

	Total Imports	464,331	1.4	100.0
[1]	Data reported on a customs basis. Domestic imports exclude re-imports. Total imports are the sum of domestic imports and re-imports.
[2]	These are goods re-entering (returned to) Ontario after having been exported abroad without having been materially altered or enhanced in value while abroad.

Source: Statistics Canada.

Ontario, Selected Demographic Characteristics, 2017–2025[1]									Table 13
	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Population (000s)	14,078	14,327	14,574	14,762	14,842	15,156	15,632	16,145	16,258
Annual average Growth over Preceding Year (%)	1.5	1.8	1.7	1.3	0.5	2.1	3.1	3.3	0.7
Median Age (Years)	40.7	40.6	40.5	40.5	40.7	40.4	39.9	39.6	39.9

Age Group Shares (%)
0–4	5.1	5.1	5.0	4.9	4.9	4.7	4.6	4.4	4.4
5–14	10.9	10.8	10.8	10.7	10.7	10.6	10.4	10.2	10.2
15–24	13.0	13.0	12.9	12.6	12.2	12.4	12.7	12.9	12.5
25–44	26.5	26.7	27.0	27.3	27.6	28.0	28.8	29.5	29.6
45–64	27.9	27.5	27.1	26.8	26.6	26.0	25.2	24.6	24.4
65–74	9.4	9.6	9.8	10.0	10.3	10.3	10.2	10.2	10.4
75+	7.2	7.3	7.4	7.5	7.7	8.0	8.1	8.2	8.5
Total Fertility Rate[2]	1.50	1.46	1.43	1.35	1.38	1.28	1.22	1.21	—

Life Expectancy at Birth (Years) [2]
Female	84.4	84.3	84.7	84.3	84.3	84.1	84.5	—	—
Male	80.2	80.2	80.4	79.7	79.6	79.6	80.1	—	—

Families (000s)	3,857	3,899	3,958	3,990	4,017	4,070	4,169	4,260	—
Households (000s)[3]	5,393	5,486	5,608	5,685	5,741	5,840	6,014	6,175	—
[1]	Population estimates are for July 1.
[2]	Calendar-year data.
[3]	Households are from Census enumeration.

Source: Statistics Canada.

Ontario, Components of Population Growth, 2015-16 to 2024-25[1]					Table 14
	(Thousands)
	2015–16	2016–17	2017–18	2018–19	2019–20
Population at Beginning of Period	13,709	13,877	14,078	14,327	14,574
Births	141	141	141	141	141
Deaths	97	102	107	106	112
Immigrants	120	99	133	139	127
Net Emigrants[2]	25	22	14	14	15
Net Change in Non-permanent Residents	30	64	77	71	36
Interprovincial Arrivals	72	72	70	67	75
Interprovincial Departures	63	58	60	60	72
Population Growth During Period	167	202	248	247	188
Population at End of Period[3]	13,877	14,078	14,327	14,574	14,762
Population Growth (%)	1.2	1.5	1.8	1.7	1.3

Table 14 (continued)	(Thousands)
	2020–21	2021–22	2022–23	2023–24	2024–25
Population at Beginning of Period	14,762	14,842	15,156	15,632	16,145
Births	137	139	135	142	145
Deaths	117	121	123	122	125
Immigrants	108	227	199	198	191
Net Emigrants[2]	11	22	30	30	31
Net Change in Non-permanent Residents	-26	121	325	368	-49
Interprovincial Arrivals	56	77	77	69	65
Interprovincial Departures	75	108	106	112	83
Population Growth During Period	81	313	477	512	113
Population at End of Period[3]	14,842	15,156	15,632	16,145	16,258
Population Growth (%)	0.5	2.1	3.1	3.3	0.7
[1]	Population estimates are for the period from July 1 to June 30 of each year (Census year).
[2]	Net Emigrants = Emigrants plus net change in temporary emigrants minus returning emigrants.
[3]	The sum of the components may not equal the total change in population due to residual deviation.

Source: Statistics Canada.

Ontario, Labour Force, 2011–2024	Table 15
	2011	2012	2013	2014	2015	2016	2017
Labour Force (000s)	7,229	7,268	7,352	7,369	7,366	7,422	7,568
Annual Labour Force Growth (%)	0.7	0.5	1.2	0.2	0.0	0.8	2.0
Participation Rate (%)
Male	71.5	71.1	71	70.6	70.3	69.9	70.1
Female	62.1	61.7	61.9	61.4	60.6	60.3	60.5
Share of Labour Force (%)
Youth (15–24)	15.6	15.2	15.2	15.3	15	14.7	14.8
Older Workers (55+)	17.4	17.9	18.5	19.2	19.9	20.5	20.9

Table 15 (continued)
	2018	2019	2020	2021	2022	2023	2024
Labour Force (000s)	7,674	7,848	7,806	8,060	8,222	8,484	8,755
Annual Labour Force Growth (%)	1.4	2.3	(0.5)	3.3	2.0	3.2	3.2
Participation Rate (%)
Male	69.6	70	68.6	69.9	69.9	70.1	69.7
Female	60.3	60.6	59	60.6	61	61.3	60.8
Share of Labour Force (%)
Youth (15–24)	14.8	14.7	13.9	13.6	13.9	13.9	13.9
Older Workers (55+)	21.2	21.6	22.0	22.2	21.5	21.2	20.7

Source: Statistics Canada.

Ontario, Employment, 2011–2024	Table 16
	2011	2012	2013	2014	2015	2016	2017
Total Employment (000s)	6,648	6,685	6,791	6,823	6,863	6,935	7,109
Male	3,461	3,483	3,533	3,563	3,596	3,641	3,736
Female	3,187	3,203	3,258	3,261	3,267	3,294	3,373
Annual Employment Growth (%)	1.5	0.6	1.6	0.5	0.6	1.0	2.5
Net Job Creation (000s)	100	38	106	33	39	72	175
Public-sector Employment (000s)	1,270	1,241	1,266	1,255	1,264	1,263	1,279
Private-sector Employment (000s)	4,355	4,414	4,493	4,554	4,548	4,622	4,749
Self-employment (000s)	1,023	1,030	1,032	1,015	1,050	1,050	1,081
Manufacturing Employment
(% of total)	11.6	11.7	11.4	11.3	11.2	11.3	11.3
Services Employment
(% of total)	79.1	78.8	79.3	79.6	79.6	79.3	79.4
Part-time (% of total)	19.5	19.4	19.7	19.6	19.0	19.1	19.3
Average Hours Worked Per Week[1]	36.3	36.5	36.2	35.8	36.3	36.3	35.9

Table 16 (continued)
	2018	2019	2020	2021	2022	2023	2024
Total Employment (000s)	7,240	7,413	7,043	7,405	7,764	8,006	8,146
Male	3,814	3,901	3,738	3,910	4,094	4,230	4,298
Female	3,427	3,512	3,305	3,495	3,670	3,776	3,848
Annual Employment Growth (%)	1.8	2.4	(5.0)	5.1	4.9	3.1	1.7
Net Job Creation (000s)	131	173	(370)	361	359	242	140
Public-sector Employment (000s)	1,312	1,343	1,332	1,441	1,541	1,570	1,622
Private-sector Employment (000s)	4,819	4,932	4,614	4,876	5,153	5,367	5,422
Self-employment (000s)	1,110	1,138	1,097	1,088	1,070	1,069	1,102
Manufacturing Employment
(% of total)	11.0	10.5	10.5	10.6	10.3	10.3	10.2
Services Employment
(% of total)	79.5	80.1	79.8	80.0	79.9	79.8	80.6
Part-time (% of total)	18.7	18.6	17.3	17.5	17.4	17.2	17.6
Average Hours Worked Per Week[1]	36.3	35.9	35.9	36.2	36.1	36.2	36.0
[1]	Average actual hours worked per week at all jobs, excluding persons not at work, in reference week.

Source: Statistics Canada.

Ontario, Unemployment, 2011–2024	Table 17
	2011	2012	2013	2014	2015	2016	2017
Total Unemployment (000s)	582	583	562	546	503	488	459
Unemployment Rate (%)	8.0	8.0	7.6	7.4	6.8	6.6	6.1
Male	8.3	8.4	8.0	7.6	7.1	6.8	6.3
Female	7.8	7.6	7.3	7.2	6.5	6.3	5.8
Greater Toronto Area (GTA)[1]	8.6	8.9	8.3	8.1	7.2	6.9	6.5
Northern Ontario	8.0	7.3	7.6	6.8	7.2	7.4	6.5
Youth (15–24)	15.6	16.7	15.6	15.3	14.4	13.4	11.7
Older Workers (55+)	6.2	6.0	5.8	5.6	5.0	5.1	4.7
Share of Total Unemployment (%)
Long-term Unemployed (27 weeks+)	23.6	21.8	22.9	22.5	19.9	19.6	19.3
Youth (15–24)	30.1	31.7	31	31.5	31.5	30	28.5
Older Workers (55+)	13.5	13.3	14.1	14.5	14.6	15.8	16.3
Average Duration (weeks)	21.9	21.9	21.9	21.8	20.2	19.8	19.1
Youth (15–24)	12.0	12.5	12.4	13.2	12.1	11.0	10.4
Older Workers (55+)	34.7	34.0	32.3	32.1	31.7	30.7	31.3

Table 17 (continued)
	2018	2019	2020	2021	2022	2023	2024
Total Unemployment (000s)	434	435	762	655	457	478	609
Unemployment Rate (%)	5.7	5.5	9.8	8.1	5.6	5.6	7.0
Male	5.6	5.7	9.6	8.1	5.5	5.5	7.3
Female	5.7	5.4	10	8.2	5.7	5.8	6.5
Greater Toronto Area (GTA)[1]	6.0	5.9	11	9.1	6.3	6.2	7.9
Northern Ontario	6.1	6.0	8.0	6.8	4.6	5.2	5.5
Youth (15–24)	11.7	11.7	22.1	15.9	11.4	12.5	15.7
Older Workers (55+)	4.3	4.3	7.3	7.5	4.6	4.1	4.7
Share of Total Unemployment (%)
Long-term Unemployed (27 weeks+)	16.3	15.2	15.0	28.3	18.1	16.7	22.4
Youth (15–24)	30.5	30.8	31.4	26.6	28.6	30.8	31.4
Older Workers (55+)	15.9	16.6	16.4	20.4	17.8	15.3	14.0
Average Duration (weeks)	17.2	16.0	15.4	23.0	19.7	17.6	20.9
Youth (15–24)	9.2	9.4	11.7	14.4	10.1	11.5	15.4
Older Workers (55+)	28.3	27	21.1	28.9	29.9	26.2	26.0
[1]	Based on Economic Region 530, which closely matches the GTA, the main exception being that it excludes the city of Burlington.

Source: Statistics Canada.

Ontario, Employment by Industry, 2015–2024	Table 18
	(Thousands)
	2015	2016	2017	2018	2019
Goods Producing Industries	1,402	1,436	1,464	1,482	1,476
Primary Industries	115	109	101	105	109
Manufacturing	767	783	800	799	777
Construction	470	492	515	526	539
Utilities	50	52	48	53	51
Services Producing Industries	5,461	5,499	5,646	5,758	5,937
Trade	1,061	1,058	1,103	1,099	1,119
Transportation and Warehousing	319	329	338	371	394
Finance, Insurance, Real Estate and Leasing	529	541	553	570	600
Professional, Scientific and Technical Services	572	581	621	639	676
Business, Building and Other Support	330	313	305	318	309
Educational Services	509	497	493	515	532
Health Care and Social Assistance	796	818	851	850	891
Information, Culture and Recreation	297	307	305	301	305
Accommodation and Food Services	440	442	444	466	458
Public Administration	343	346	356	345	363
Other Services	265	269	278	285	291
Total Employment	6,863	6,935	7,109	7,240	7,413

Table 18 (continued)	Ontario, Employment by Industry, 2015–2024
	(Thousands)
	2020	2021	2022	2023	2024
Goods Producing Industries	1,424	1,481	1,559	1,619	1,584
Primary Industries	103	102	112	121	115
Manufacturing	739	782	798	829	830
Construction	532	543	588	605	579
Utilities	50	53	61	65	60
Services Producing Industries	5,620	5,924	6,205	6,387	6,563
Trade	1,057	1,105	1,152	1,139	1,126
Transportation and Warehousing	350	365	381	402	422
Finance, Insurance, Real Estate and Leasing	599	629	671	680	703
Professional, Scientific and Technical Services	692	757	803	837	900
Business, Building and Other Support	284	280	283	281	291
Educational Services	514	552	571	580	606
Health Care and Social Assistance	858	901	936	981	1,007
Information, Culture and Recreation	273	298	318	326	326
Accommodation and Food Services	346	367	396	426	421
Public Administration	384	412	445	463	472
Other Services	263	258	251	273	290
Total Employment	7,043	7,405	7,764	8,006	8,146
Note: Industrial groupings based on North American Industry Classification System (NAICS). Source: Statistics Canada.

Ontario, Growth in Employment by Industry, 2015–2024	Table 19
	(Per Cent Change)
	2015	2016	2017	2018	2019
Goods Producing Industries	0.7	2.4	1.9	1.3	(0.4)
Primary Industries	5.2	(5.8)	(7.2)	3.7	4.6
Manufacturing	(0.1)	2.0	2.2	(0.1)	(2.8)
Construction	1.0	4.8	4.5	2.3	2.4
Utilities	(0.4)	5.1	(7.3)	9.5	(3.0)
Services Producing Industries	0.5	0.7	2.7	2.0	3.1
Trade	(0.8)	(0.3)	4.3	(0.4)	1.8
Transportation and Warehousing	(2.4)	3.2	2.6	9.8	6.2
Finance, Insurance, Real Estate and Leasing	4.6	2.1	2.2	3.1	5.3
Professional, Scientific and Technical Services	3.7	1.6	6.9	2.8	5.9
Business, Building and Other Support	(0.1)	(5.1)	(2.4)	4.2	(2.8)
Educational Services	4.6	(2.5)	(0.8)	4.6	3.2
Health Care and Social Assistance	1.2	2.7	4.1	(0.1)	4.8
Information, Culture and Recreation	(3.0)	3.5	(0.6)	(1.4)	1.2
Accommodation and Food Services	0.3	0.4	0.4	5.0	(1.7)
Public Administration	(4.5)	0.7	2.9	(3.1)	5.3
Other Services	(2.1)	1.6	3.4	2.5	2.0
Total Employment	0.6	1.0	2.5	1.8	2.4

Table 19 (continued)	Ontario, Growth in Employment by Industry, 2014–2023
	(Per Cent Change)
	2020	2021	2022	2023	2024
Goods Producing Industries	(3.6)	4.0	5.3	3.9	(2.2)
Primary Industries	(5.9)	(0.8)	9.2	8.1	(4.6)
Manufacturing	(4.9)	5.9	2.0	3.9	0.2
Construction	(1.3)	2.1	8.3	2.9	(4.4)
Utilities	(3.1)	7.7	14.8	5.2	(7.8)
Services Producing Industries	(5.3)	5.4	4.7	2.9	2.7
Trade	(5.5)	4.5	4.3	(1.1)	(1.2)
Transportation and Warehousing	(11.2)	4.4	4.3	5.6	4.9
Finance, Insurance, Real Estate and Leasing	(0.2)	5.1	6.5	1.3	3.5
Professional, Scientific and Technical Services	2.4	9.4	6.1	4.2	7.5
Business, Building and Other Support	(8.2)	(1.4)	1.0	(0.5)	3.4
Educational Services	(3.5)	7.5	3.4	1.6	4.4
Health Care and Social Assistance	(3.7)	5.0	3.9	4.8	2.7
Information, Culture and Recreation	(10.4)	9.1	6.6	2.6	0.0
Accommodation and Food Services	(24.4)	6.1	7.8	7.5	(1.2)
Public Administration	6.0	7.1	8.2	4.0	2.0
Other Services	(9.4)	(1.9)	(2.7)	8.7	6.0
Total Employment	(5.0)	5.1	4.9	3.1	1.7

Note: Industrial groupings based on North American Industry Classification System (NAICS).

Source: Statistics Canada.

Ontario, Labour Compensation, 2011–2024	Table 20
	2011	2012	2013	2014	2015	2016	2017
Average Weekly Earnings ($)[1]	893.36	905.89	919.86	938.31	963.15	974.12	993.06
Increase (%)	1.4	1.4	1.5	2.0	1.2	1.1	1.9
CPI Inflation (%)	3.1	1.4	1.0	2.4	1.2	1.8	1.7
AWE Increase Less CPI Inflation (%)	(1.7)	0.0	0.6	(0.4)	1.5	(0.7)	0.2
AWE – Manufacturing ($)	1,005.78	1,036.52	1,049.68	1,070.97	1,106.78	1,118.95	1,124.38
Increase (%)	0.7	3.1	1.3	2.0	3.3	1.1	0.5
Increase Less CPI Inflation (%)	(2.4)	1.6	0.3	(0.3)	2.2	(0.7)	(1.2)
Wage Settlement Increases (%)[2]
All Sectors	1.7	1.3	1.0	1.5	1.0	1.3	1.9
Public	1.6	1.4	0.5	1.4	0.8	1.1	1.9
Private	1.9	1.2	2.3	1.9	1.6	1.9	2.0
Person Days Lost Due to Strikes and Lockouts (000s)	352	201	288	132	337	245	418
Minimum Wage at Year-end ($/hour)	10.25	10.25	10.25	11.00	11.25	11.40	11.60

Table 20 (continued)
	2018	2019	2020	2021	2022	2023	2024
Average Weekly Earnings ($)[1]	1021.68	1,049.46	1,126.08	1,165.85	1,193.53	1,232.27	1,293.52
Increase (%)	2.9	2.7	7.3	3.5	2.4	3.2	5.0
CPI Inflation (%)	2.4	1.9	0.7	3.5	6.8	3.8	2.4
AWE Increase Less CPI Inflation (%)	0.5	0.9	6.6	0.1	(4.4)	(0.5)	2.6
AWE – Manufacturing ($)	1,120.80	1,161.63	1,182.16	1,203.37	1,285.82	1,332.29	1,370.97
Increase (%)	(0.3)	3.6	1.8	1.8	6.9	3.6	2.9
Increase Less CPI Inflation (%)	(2.7)	1.8	1.1	(1.7)	0.1	(0.2)	0.5
Wage Settlement Increases (%)[2]
All Sectors	1.7	1.9	1.4	1.2	2.7	3.9	3.3
Public	1.7	1.7	1.4	1.1	2.0	3.8	3.3
Private	1.9	2.2	1.8	2.1	4.0	4.1	3.5
Person Days Lost Due to Strikes and Lockouts (000s)	303	355	849	246	948	328	500
Minimum Wage at Year-end ($/hour)	14.00	14.00	14.25	14.35	15.50	16.55	17.20
[1]	Average Weekly Earnings (AWE) includes overtime.
[2]

Wage settlement increases are for collective agreements covering 200 or more employees for data prior to 2010 and 150+ employees from 2010 onwards, Ontario Ministry of Labour, Immigration, Training and Skills Development.

Sources: Statistics Canada, Ontario Ministry of Labour, Immigration, Training and Skills Development and Ontario Ministry of Finance.

Ontario, Employment Level by Economic Regions, 2015–2024	Table 21
	(Thousands)
	2015	2016	2017	2018	2019
Ontario	6,863	6,935	7,109	7,240	7,413
Region: [1]
East	882	899	907	924	970
Ottawa (510)	683	689	698	716	749
Kingston-Pembroke (515)	199	210	209	208	221
Greater Toronto Area (530)[2]	3,277	3,316	3,386	3,459	3,550
Central	1,584	1,588	1,666	1,675	1,708
Muskoka-Kawarthas (520)	166	168	184	182	177
Kitchener-Waterloo-Barrie (540)	709	708	737	742	766
Hamilton-Niagara Peninsula (550)	709	712	746	751	766
Southwest	773	784	795	821	821
London (560)	328	331	334	344	345
Windsor-Sarnia (570)	297	304	308	315	314
Stratford-Bruce Peninsula (580)	148	149	153	162	163
North	348	348	354	361	363
Northeast (590)	249	247	249	255	257
Northwest (595)	98	101	105	107	106

Table 21 (continued)	(Thousands)
	2020	2021	2022	2023	2024
Ontario	7,043	7,405	7,764	8,006	8,146
Region: [1]
East	921	967	1,017	1,053	1,073
Ottawa (510)	713	745	775	815	836
Kingston-Pembroke (515)	207	223	243	238	236
Greater Toronto Area (530)[2]	3,368	3,526	3,674	3,788	3,852
Central	1,627	1,713	1,816	1,880	1,901
Muskoka-Kawarthas (520)	175	180	192	203	198
Kitchener-Waterloo-Barrie (540)	737	773	821	868	882
Hamilton-Niagara Peninsula (550)	715	760	803	809	821
Southwest	778	844	884	909	940
London (560)	345	374	398	403	416
Windsor-Sarnia (570)	276	306	320	345	356
Stratford-Bruce Peninsula (580)	158	163	166	161	169
North	350	355	374	378	380
Northeast (590)	252	253	270	271	276
Northwest (595)	98	102	103	107	104
[1]	Standard deviations vary significantly across regions, decreasing as the size of the region increases.
[2]	Economic Region 530 closely matches the GTA, the main exception being that it excludes the City of Burlington.

Bracketed numbers indicate the economic region code as defined by Statistics Canada, Standard Geographical Classification SGC 2016.

Note: All figures are average annual employment levels.

Source: Statistics Canada.

Ontario, Employment Level by Industry for Economic Regions, 2024	Table 22
	(Thousands)
	All Industries	Primary Industries[1]	Utilities	Construction
Ontario	8,146	115	60	579
Region:
East	1,073	11	2	87
Ottawa (510)	836	8	2	65
Kingston-Pembroke (515)	236	3	—	22
Greater Toronto Area (530)	3,852	11	23	224
Central	1,901	24	13	159
Muskoka-Kawarthas (520)	198	2	2	22
Kitchener-Waterloo-Barrie (540)	882	13	6	73
Hamilton-Niagara Peninsula (550)	821	10	5	64
Southwest	940	37	16	78
London (560)	416	14	2	31
Windsor-Sarnia (570)	356	10	4	27
Stratford-Bruce Peninsula (580)	169	13	9	19
North	380	30	4	32
Northeast (590)	276	23	2	24
Northwest (595)	104	6	2	8

Table 22 (continued)				(Thousands)
	Manufacturing	Trade	Transportation and warehousing	Finance, insurance, real estate, rental and leasing
Ontario	830	1,126	422	703
Region:
East	62	139	41	51
Ottawa (510)	41	103	33	42
Kingston-Pembroke (515)	21	36	9	9
Greater Toronto Area (530)	354	534	231	456
Central	250	273	83	129
Muskoka-Kawarthas (520)	22	32	5	10
Kitchener-Waterloo-Barrie (540)	137	119	41	62
Hamilton-Niagara Peninsula (550)	90	122	37	57
Southwest	142	126	46	52
London (560)	59	57	21	28
Windsor-Sarnia (570)	62	49	19	16
Stratford-Bruce Peninsula (580)	22	21	5	8
North	23	54	20	16
Northeast (590)	18	40	15	12
Northwest (595)	4	14	5	4

Table 22 (continued)				(Thousands)
	Professional, scientific and technical services	Business, building and other support services	Educational services	Health care and social assistance
Ontario	900	291	606	1,007
Region:
East	109	34	80	134
Ottawa (510)	89	25	60	95
Kingston-Pembroke (515)	20	9	20	39
Greater Toronto Area (530)	549	141	265	434
Central	161	74	160	237
Muskoka-Kawarthas (520)	13	9	17	31
Kitchener-Waterloo-Barrie (540)	81	34	72	100
Hamilton-Niagara Peninsula (550)	67	31	71	106
Southwest	64	31	68	132
London (560)	31	15	35	59
Windsor-Sarnia (570)	21	11	26	51
Stratford-Bruce Peninsula (580)	12	5	7	22
North	18	11	34	71
Northeast (590)	14	9	22	48
Northwest (595)	4	3	11	22

Table 22 (continued)				(Thousands)
	Information, culture and recreation	Accommodation and food services	Other services	Public administration
Ontario	326	421	290	472
Region:
East	36	61	35	189
Ottawa (510)	31	46	25	171
Kingston-Pembroke (515)	6	15	10	18
Greater Toronto Area (530)	176	181	135	140
Central	74	108	71	85
Muskoka-Kawarthas (520)	7	10	9	9
Kitchener-Waterloo-Barrie (540)	34	42	31	40
Hamilton-Niagara Peninsula (550)	33	57	32	37
Southwest	30	55	35	29
London (560)	14	24	15	11
Windsor-Sarnia (570)	11	22	13	14
Stratford-Bruce Peninsula (580)	5	9	7	4
North	10	16	14	29
Northeast (590)	7	11	10	21
Northwest (595)	3	5	4	9

All figures are average annual employment levels.

Sub-regional figures may not add up to regional totals due to rounding.

Employment numbers under 1,500 are suppressed to meet the confidentiality requirements of the Statistics Act.

Bracketed numbers indicate the economic region code as defined by Statistics Canada, Standard Geographical Classification SGC 2021.

See GTA note from Table 21.

Industrial groupings based on North American Industry Classification System (NAICS).

[1]	Includes Agriculture and Forestry, Fishing, Mining, Quarrying, Oil and Gas.

Source: Statistics Canada.

Ontario Economic Regions[1]	Table 23
East
Ottawa (510)	The United Counties of Stormont, Dundas and Glengarry, Prescott and Russell, Leeds and Grenville, Lanark County and the Ottawa Division

Kingston-Pembroke (515)	The Counties of Lennox and Addington, Hastings, Renfrew and Frontenac and the Prince Edward Division

Central

Muskoka-Kawarthas (520)	The Counties of Northumberland, Peterborough, Haliburton, the Muskoka District Municipality and the Kawartha Lakes Division

Kitchener-Waterloo-Barrie (540)	The Counties of Dufferin, Wellington and Simcoe and the Waterloo Regional Municipality

Hamilton-Niagara Peninsula (550)	The Divisions of Brant, Haldimand-Norfolk and Hamilton, the Niagara Regional Municipality and the City of Burlington

Greater Toronto Area[2]

Toronto (530)	The Toronto Division and the Regional Municipalities of Durham, York, Peel and Halton (excluding the City of Burlington)

Southwest

London (560)	The Counties of Oxford, Elgin and Middlesex

Windsor-Sarnia (570)	The Counties of Lambton and Essex and the Chatham-Kent Division

Stratford-Bruce Peninsula (580)	The Counties of Perth, Huron, Bruce and Grey

North

Northeast (590)	The Districts of Nipissing, Parry Sound, Manitoulin, Sudbury, Timiskaming, Cochrane, Algoma and the Greater Sudbury Division

Northwest (595)	The Districts of Thunder Bay, Rainy River and Kenora

[1]	As defined by Statistics Canada, Standard Geographical Classification SGC 2016.
[2]	Economic Region 530 closely matches the GTA, the main exception being that it excludes the City of Burlington.